                                          As filed pursuant to Rule 424(b)(1)
                                          Registration No. 033-99108



PROSPECTUS

                                STRATASYS, INC.

                         404,900 Shares of Common Stock

      This Prospectus pertains to up to 404,900 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Stratasys, Inc., a Delaware corporation (the "Company"), that may be sold by the Selling Securityholders named herein (the "Selling Securityholders"). The Shares include (i) 141,516 currently outstanding shares of Common Stock held by certain of the Selling Securityholders, and (ii) up to 263,384 authorized but unissued shares of Common Stock which may be acquired by the Selling Securityholders upon the exercise of warrants and options. See "PRINCIPAL AND SELLING SECURITYHOLDERS."

     Of the Shares offered hereby, (a) 7,726 Shares are issuable or have been issued upon the exercise of warrants issued in November and December 1993 to R.J. Steichen & Co., Inc. ("Steichen"), as placement agent in connection with the Company's issuance of an aggregate $600,000 in principal amount of promissory notes (the "Bridge Notes"); (b) 41,877 Shares are issuable or have been issued upon the exercise of warrants issued in November and December 1993 to purchasers of the Bridge Notes; (c) 85,000 Shares are issuable upon the exercise of options to purchase 50,000 shares of Common Stock granted in May 1995 and 35,000 shares of Common Stock granted in July 1995 to Salvani Investments, Inc., as compensation for investment consulting services; and (d) 270,297 Shares are issuable or have been issued upon the exercise of warrants issued, to (i) accredited investors in August 1995 pursuant to a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and (ii) to accredited investors and non-United States investors in November 1995 pursuant to a private placement exempt from the registration requirements of the Securities Act. See "PRINCIPAL AND SELLING SECURITYHOLDERS." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders, but the Company will receive the proceeds from any exercise of the options and warrants. The registration of the Shares offered hereby is being effected pursuant to registration rights granted by the Company to the Selling Securityholders and, in accordance with the terms of such rights, the Company will bear the expenses of such registration, except that the Selling Securityholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of their Shares and their respective legal expenses.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 15, 1996.

      Commencing on the effective date of this Prospectus, the Shares may be sold, from time to time, by the Selling Securityholders directly to purchasers or, alternatively, may be offered through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Securityholders or purchasers of the Shares.
Sales of the Shares may be made on The Pacific Stock Exchange Incorporated (the "PSE"), on the Nasdaq National Market ("NASDAQ"), in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

      Any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters under Section 2(11) of the Securities Act, and any commissions or discounts received by them on the resale of such Shares may be deemed to be underwriting compensation under the Securities Act. The sale of the Shares by the Selling Securityholders, including sales effected by Brookehill Equities, Inc. on behalf of certain Selling Securityholders, is subject to the prospectus delivery and other requirements of the Securities Act. See "PLAN OF DISTRIBUTION."
                             -------------------

      THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                             -------------------

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W. Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. In addition, copies of such reports and other information concerning the Company may be inspected and copied at the PSE, 301 Pine Street, San Francisco, California 94104.

      The Company has filed with the Commission a Post-Effective Amendment to a Registration Statement on Form SB-2, including all amendments thereto (the "Registration Statement"), under the Securities Act with respect to the securities offered hereby via the Electronic Data Gathering and Retrieval System ("EDGAR"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto or incorporated therein by reference. The Registration Statement, including such exhibits, may be inspected without charge at the public reference facilities maintained by the Commission and at the SEC's regional offices at the addresses stated above. Copies of these documents may be obtained, at prescribed rates, by writing to the Commission's Public Reference Section at its office set forth above.

      The Company furnishes its stockholders with annual reports which contain financial statements audited by its independent certified public accounts and such other interim reports containing unaudited financial information as it deems appropriate.

      The Company will provide, without charge to each person who receives this Prospectus, upon written request, a copy of any information that is incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be directed to the following address:

                                STRATASYS, INC.
                               14950 Martin Drive
                       Eden Prairie, Minnesota 55344-2020
                        Attention:  Director of Finance

                               PROSPECTUS SUMMARY

      The following summary of information is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

                                  THE COMPANY

      The Company develops, manufactures and markets a family of rapid prototyping devices that enable engineers and designers to create physical models, tooling and prototypes out of plastic and other materials directly from a computer aided design ("CAD") workstation. In many industries, the models and prototypes required in product development are produced laboriously by hand-sculpting or machining, a traditional process that can take days or weeks. The Company's computerized modeling systems use its proprietary technology to make models and prototypes more directly from a designer's three-dimensional CAD in a matter of hours.

      The Company believes that its patented fused deposition modeling ("FDM(R)") technology and new Genisys(TM) technology are the only rapid prototyping systems commercially available that can produce parts from plastic without relying on lasers. This affords the Company a number of significant advantages over other commercially available three-dimensional rapid prototyping technologies, which primarily rely on lasers to create models. Such benefits include the ability to use the device in an office environment due to the absence of hazardous emissions, the need for relatively little set up of the system for a particular project, the availability of a variety of modeling materials and the lack of any need for costly replacement lasers and laser parts. The systems can also run virtually unattended, producing models while designers perform other tasks.

      The Company has been developing and improving its line of rapid prototyping products since its inception in 1989. Since that time, the Company has developed and sold the 3D Modeler, which was the Company's initial product, a smaller benchtop version of the 3D Modeler called the FDM(R)1500 Benchtop, introduced in June 1993, an improved benchtop modeler called the FDM(R)1600 Benchtop, introduced in November 1994, the Company's ProtoSlice operating software package, and in some cases, a CAD workstation manufactured by SGI. Although the Company has discontinued sales of the 3D Modeler, the FDM(R)1500 Benchtop, SGI workstations and, in early 1996, the FDM(R)1600 Benchtop system, it continues to support and provide modeling materials for these systems. In addition, the Company no longer sells ProtoSlice, although some of its current customers continue to use ProtoSlice.

      In March 1996, the Company introduced three new rapid prototyping machines for commercial sale. Genisys(TM) is a 3D desktop printer which uses rapid prototyping technology developed by International Business Machines Corporation ("IBM") and purchased by the Company in 1995. It is useful for the production of conceptual models employed in the early stages of the design cycle, as it enables a designer to produce concept iterations at his desk directly from a workstation in a simple push-button fashion. The FDM(R)1650 Benchtop, the latest in the Company's line of FDM(R) modelers, can produce functional prototypes at three times the speed of its predecessor, the FDM(R)1600 Benchtop, and can accommodate a variety of engineering modeling materials. The third new product, the Stratasys 8000, is a rapid prototyping device, which incorporates the medulla electronics and a portion of the front-end software technology of Genisys(TM) and the filament extrusion method of the Company's FDM(R) products. It is capable of building prototypes up to 24 inches in size at a through-put approximately 600% faster than the Company's FDM(R)1600 Benchtop system. Like the FDM(R)1650 Benchtop, the Stratasys 8000 can use several types of modeling materials to generate prototypes. Distribution of the FDM(R)1650 Benchtop and the Genisys(TM) machine began in March and June 1996, respectively, while shipment of the Stratasys 8000 is expected to begin in the second quarter of 1997.

      In 1994, the Company introduced its QuickSlice(R) operating software, which is currently used with the FDM(R) 1650 and Stratasys 8000 machines. The Genisys(TM) machine uses the Company's AutoGen(TM) software, which was introduced in 1996.

      The process involved in the development of a three-dimensional model using the 3D Modeler, the FDM(R) Benchtop systems, or the Stratasys 8000 begins with the creation of a conceptual geometric model on a CAD workstation. The model is then imported into the ProtoSlice or QuickSlice(R) software program, which mathematically slices the conceptual model into horizontal layers that are downloaded into the system. These rapid prototyping machines basically draw cross-sections of the model one layer at a time to create a three-dimensional "blueprint." A spool of thin thermoplastic modeling material feeds into a moving FDM(R) extrusion head, which heats the material to a semi-liquid state. This semi-liquid material is then extruded and deposited in ultra-thin flat layers on a base (the "X-Y Stage") in the modeling chamber. As the material is directed into place by the computer-controlled head, layer upon layer, the material solidifies, creating a precise and strong laminated model.

      The Genisys(TM) modeling process is similar. Genisys(TM) uses AutoGen(TM) software to slice the conceptual model created on a CAD workstation into horizontal layers that are downloaded into Genisys(TM). Genisys(TM) then uses wafers of modeling material, rather than spools of filament, to feed the extrusion head. The extrusion head heats these wafers and, using a precision hydraulic conical pump, deposits a continuous layer of plastic polymer beads (much like squeezing toothpaste from a tube) onto the X-Y Stage to create a three-dimensional model by building up layers. In comparison to the FDM(R) Benchtop systems, due to its size, Genisys(TM) allows the prototype to be created on a desktop, directly from a workstation, like a 3D printer.

      Currently, the Company has five modeling materials commercially available for model generation using its FDM(R) technology: a machinable wax, a tough polyamide plastic polymer that is similar to nylon, an investment casting wax, the hard polymer material ABS (named for its three initial monomers), which is used commercially to make products such as telephones, and a medical grade ABS
(MABS), for medical applications. Each material has specific characteristics that make it appropriate for various applications. The ability to use different materials allows the user to match the material to the end use application of the prototype, whether it is a pattern for tooling or a concept model.

      Genisys(TM) uses only one type of modeling material, a plastic polymer, which is manufactured in the form of wafers. A total of 52 wafers are held in a cassette, which allows the wafers to be fed into the machine and rapidly extruded in layers.

      The Company has positioned its products to be used as devices that support CAD systems in a variety of manufacturing industries, including automotive, aerospace, consumer products, electronics and medical applications. They are also used in universities. Additional future applications may arise in conceptual design, casting, precision prototypes, consumer packaging, architectural design, rapid manufacturing of small-volume custom parts and fit, form and function testing, secondary tooling, and mold-making. NASA is currently using the FDM(R)1600 Benchtop system and plans to build spare parts in space, thereby reducing the inventory of parts in a space flight payload.

      The Company was incorporated in Delaware on August 8, 1989. The Company's executive offices are located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020; Telephone number (612) 937- 3000; facsimile number (612) 937-0070.

                                  THE OFFERING

Shares of Common Stock Offered  . . . . . . . . . . . . . .        404,900 (1)

Shares of Common Stock Outstanding:
     before the Offering  . . . . . . . . . . . . . . . . .      5,498,654 (2)
     after the Offering . . . . . . . . . . . . . . . . . .      5,768,591 (3)

     The Shares may be offered to the public from time to time by the Selling Securityholders directly or through underwriters, dealers or agents in market transactions or through privately negotiated transactions.

-------------
(1) Includes (i) an aggregate of 141,516 shares of Common Stock currently outstanding and (ii) 263,384 shares of Common Stock that may be acquired by Selling Securityholders upon the exercise of options and warrants and subsequently resold pursuant to the registration statement of which this Prospectus is a part. See "PRINCIPAL AND SELLING SECURITYHOLDERS" and "CERTAIN TRANSACTIONS."

(2)  As of October 14, 1996.

(3) Assumes the exercise of all options and warrants covered by this Prospectus.

Use of Proceeds:       The Company will not receive any proceeds from the sale
                       of the Shares by the Selling Securityholders, but the Company will receive proceeds from the exercise of any options and warrants. Although there can be no assurance that any options or warrants will be exercised, the Company would receive gross proceeds of approximately $3,683,197 if all options and warrants covered by this Prospectus were exercised.

Risk Factors:          The shares of Common Stock offered hereby are highly
                       speculative and involve a high degree of risk. In addition to the other information in this Prospectus, prospective purchasers of Common Stock should consider carefully such risks, including, but not limited to, losses from operations, competition, dependence on current management, rapid and unpredictable technological change and lack of dividends. See "RISK
                       FACTORS."

Nasdaq National
Market Symbol:         SSYS

Pacific Stock
Exchange Symbol:       SAS


Summary Financial Information

      The following summary financial information has been derived from, and should be read in conjunction with, the Company's financial statements and related notes and management's discussion and analysis included elsewhere in this Prospectus. See "Financial Statements."

Statement of Operations Data:

                                  Six Months Ended                            Year ended December 31,
                                   June 30, 1996                        1995           1994          1993
                          --------------------------                    ----           ----          ----
Sales                               $8,069,344                     $10,275,186     $3,790,828     $2,358,288
Cost of Sales                        2,778,704                       3,906,841      1,612,121      1,087,125
Gross Profit                         5,290,640                       6,368,345      2,178,707      1,271,103
Expenses                             4,954,258                       6,227,267      3,279,403      2,300,141
Income (Loss) from Operations          336,382                         141,078    (1,100,696)    (1,029,038)
Net Income (Loss)                      583,074                         371,024    (1,133,769)    (1,047,106)
Net Income (Loss) Per Share                .10                            0.09         (0.69)          (.93)

Balance Sheet Data:

Total Assets                       $23,238,207                     $19,895,268     $6,808,030     $1,550,184
Total Liabilities                    3,148,146                       2,373,056        984,922      2,063,280
Working Capital                     14,466,178                      12,640,320      5,091,295        432,526
Stockholders' Equity                20,090,061                      17,522,212      5,823,908      (513,096)

-------------------

                                  RISK FACTORS

      THE SHARES OF COMMON STOCK OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. IN ADDITION TO OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, THE FOLLOWING RISKS SHOULD BE CONSIDERED CAREFULLY BY EACH PROSPECTIVE PURCHASER BEFORE MAKING AN INVESTMENT IN THE COMPANY.

      LIMITED OPERATING HISTORY. The Company was incorporated in August 1989 and completed its initial public offering ("IPO") in October 1994. Since its incorporation, the Company has developed and sold the 3D Modeler, its initial product introduced in April 1992, a smaller benchtop version of the 3D-Modeler called the FDM(R)1500 Benchtop, introduced in June 1993, an improved benchtop modeler called the FDM(R)1600 Benchtop, introduced in November 1994, and three new products, the Genisys(TM), the FDM(R)1650 Benchtop and the Stratasys 8000, introduced in March 1996. The Company faces the risks and problems associated with businesses in their early stages and has a limited operating history upon which an evaluation of its prospects can be made. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a business in a new industry characterized by a number of market entrants and intense competition and in the shift from the development to commercialization of new products based on innovative technologies. See "BUSINESS -- Current Applications of Rapid Prototyping" and "-- Competition."

      LACK OF AND LIMITED PROFITABILITY. Although the Company had an operating profit of $336,382 for the six months ended June 30, 1996, and an operating profit of $141,078 for its fiscal year ended December 31, 1995, it incurred net losses of $1,133,769 and $1,047,106, for the fiscal years ended December 31, 1994 and 1993, respectively. The ability of the Company to generate revenues and to remain profitable depends on many factors, including future growth of its business, the ability of the Company to secure new customers and develop and sell new products, the ability of management to control costs and successfully implement the Company's business strategy and the ability of the Company to manufacture and deliver products in a timely manner. There can be no assurance that the Company will be successful in generating future revenues or in becoming or remaining profitable. In addition, the Company will continue to have a high level of operating expenses and to expend substantial amounts on research and development. See "MANAGEMENT'S DISCUSSION AND ANALYSIS" AND "FINANCIAL STATEMENTS."

      In the future, the Company's operating results and profitability may depend on and fluctuate as a result of a number of factors including the degree of acceptance of its new technology and products by potential customers, increased competition, difficulties or delays in new product introduction or development, operating costs, economic conditions and the timing of orders from, and shipments to, major customers. The Company's operating results may vary in part due to the introduction of new products and enhancements and continuing research and development expenditures. Operating results may be adversely affected if revenues do not meet the Company's expectations in any given quarter.

      UNCERTAIN MARKET FOR COMPANY PRODUCTS. While the Company believes that its current systems are and its future systems will be highly effective at developing high resolution, three-dimensional prototypes and models, the Company's FDM(R) rapid prototyping technology was first introduced, in 1992, and its Genisys(TM) System was first introduced in early 1996. Therefore, the Company has had only a limited period to determine market acceptance of its products. See "RISK FACTORS--Limited Operating History." In addition, having begun in approximately 1990, the rapid prototyping industry is in the early stages of development. Successful development of a significant market for rapid prototyping equipment by the Company and market penetration of such a market will require education, training, and broad acceptance of the Company's current and future products by manufacturing engineers and designers. There can be no assurance that a significant market for the Company's products can be developed or sustained. See "BUSINESS--Marketing, Distribution and Customers" and "--Competition."

      DEPENDENCE ON A SINGLE LINE OF BUSINESS. Although the Company markets products that can be used in all stages of the design cycle, its line of products consists of closely interdependent products (modeling devices, software, and modeling filament or wafers) in a single field (rapid prototyping) based on proprietary and patented FDM(R) or Genisys(TM) technology. For the foreseeable future, the Company plans to continue to pursue this business strategy. The inability of the Company's products to be widely accepted in the rapid prototyping field could lead to reduced sales and increased expenditures on research and development for new applications in other fields. There can be no assurance that such efforts to diversify the Company's products into other fields would be successful. As a consequence, the prospects of the Company and the future value of an investment in the Common Stock will be dependent on the success of its products in the rapid prototyping field. See "BUSINESS -- Products" and "-- Potential Future Applications."

      ADDITIONAL WORKING CAPITAL REQUIREMENTS. From the date of its formation through June 30, 1996, the Company incurred net losses of approximately $3,964,300. Even though the Company earned a profit for the year ended December 31, 1995 and for the six months ended June 30, 1996, and as of June 30, 1996 had cash reserves of approximately $10,000,000, there can be no assurance that the Company will remain profitable or that it will not once again incur losses. If the Company does incur losses, it may need additional debt or equity financing to fund its operations or it may have to apply existing cash reserves to operations and defer its current marketing and research and development efforts. Any such deferral may have an adverse effect on the Company. There can be no assurance that the Company will be able to obtain additional financing, if needed, or on terms favorable to the Company, if available. See "MANAGEMENT'S DISCUSSION AND ANALYSIS."

      DEPENDENCE ON PROPRIETARY TECHNOLOGY. Proprietary technology is important to the Company in the development and manufacturing of its products. The Company seeks to protect its technology through a combination of patents, copyrights, trade secrets, proprietary know-how and confidentiality agreements. In June 1992, the Company's President, Scott Crump, was issued a patent, which was subsequently assigned to the Company, covering 44 claims on its products, various aspects of FDM(R) technology and the associated modeling process. On August 24, 1994, Mr. Crump was issued a second patent covering additional aspects of the FDM(R) technology, that he also assigned to the Company. In connection with the purchase of assets from IBM in January 1995, the Company acquired three patents and seven patent applications by IBM relating to the Company's Genisys(TM) technology. There can be no assurance that these patents will not be circumvented or invalidated, that additional patents will be granted, that proprietary information will be maintained or that the Company will be able to maintain a meaningful technological advantage. The Company could incur substantial costs in seeking enforcement of its patent rights against infringement or the unauthorized use of its proprietary technology by others or in defending itself against similar claims of others. Insofar as the Company relies on trade secrets and proprietary know-how to maintain its competitive position, there can be no assurance that others may not independently develop similar or superior technologies or gain access to the Company's secrets or know- how. Prior to the Company's incorporation, a patent infringement study was conducted in 1988 to determine whether any other parties infringed or claimed rights to its technology. No such infringement or claims were found, and no further study has been conducted since 1988. There can be no assurance, however, that such claims of infringement will not be asserted. Defending against such claims could have the effect of depleting the Company's resources, and the Company's inability to defend successfully against any such claim could impair the Company's ability to manufacture its products. See "BUSINESS- -Intellectual Property."

      NEED FOR PRODUCT ENHANCEMENT AND DEVELOPMENT. Although the market for rapid prototyping equipment has emerged only recently, the industry has made quick advances in technology. Accordingly, the Company's ability to compete in this market may depend, in large part, on its success in enhancing its existing product lines and in developing new products. In addition, the Company cannot determine how long a product will be on the market, and it may develop new technologies for products that could render its current products obsolete or could be sold at lower prices. Thus far, production of the Company's first three products, the 3D Modeler, the FDM(R)1500 Benchtop and the FDM(R)1600 Benchtop, has been discontinued, and those products have been replaced by the FDM(R)1650 Benchtop. In addition, the Company developed and has begun marketing Genisys(TM), which uses a different technology, and the Stratasys 8000, which uses a combination of the FDM(R) technology and the Genisys(TM) technology. Even though the introduction of each subsequent FDM(R) product to date has been accompanied by an increase in revenue, the introduction of these new, cost-effective products and any future cost-effective products could cause the Company's net income from sales to decline, notwithstanding an increase in sales volume. There can be no assurance that the Company will succeed in its efforts to develop additional new products or that any of its products will not be rendered obsolete or uneconomical by technological advances made by others or by the Company itself. See "BUSINESS--Products," "--Research and Development," and "--Competition."

      COMPETITION. The Company believes that there are currently no companies engaged in the commercial production of products using the FDM(R) process. However, various companies currently offer, or are developing, rapid prototyping devices which utilize alternative technologies. Some of these companies have significantly greater financial, product development, manufacturing and marketing resources than the Company. Rapid prototyping is an emerging field, and the market for rapid prototyping devices cannot now be determined with any degree of precision. In addition, traditional methods of producing models and prototypes, such as machining and hand-sculpting, continue to be widely used. No assurance can be given that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect its profitability or financial performance. See "BUSINESS--Competition."

      DEPENDENCE ON KEY PERSONNEL. The development of new products and advancements of existing products are dependent to a significant extent on the abilities and efforts of the Company's President, Scott Crump, and a small number of other persons. The loss of any of these persons could adversely affect the timing or success of such development. On October 20, 1994, Scott Crump signed a three-year employment contract with the Company. Mr. Crump is covered by key-man insurance in the amount of $1,200,000, and the Company is the beneficiary of the policy. No other employee has entered into a written employment agreement with the Company. The success of the Company will also depend on, among other factors, the successful recruitment and retention of key personnel.

      NO DIVIDENDS ANTICIPATED. No cash dividends have been paid on shares of the Company's Common Stock since its inception, and none are contemplated in the foreseeable future. The Company intends to retain any earnings to fund its planned research, development, operations and marketing.

      NO ASSURANCE OF ACTIVE OR CONTINUED PUBLIC MARKET. Although a public trading market for the Common Stock currently exists, there can be no assurance that such trading market will provide significant liquidity with regard to the Common Stock or that such market will be sustained.

      USE OF DISTINCTIVE MATERIALS AND INGREDIENTS; INVENTORY OBSOLESCENCE.
The Company is dependent on the ability to purchase distinctive materials and ingredients for its rapid prototyping technology, particularly for the filaments and wafers used by the Company's systems. Certain Company vendors are chosen based upon the unique properties of the material that they supply and upon their ability to demonstrate through extensive testing and reformulations that such materials are the most suitable to both the Company's manufacturing processes as well as to FDM(R) compatibility. Other vendors supply off-the- shelf components that are specifically compounded according to Company specifications, such compounds being Company trade secrets. Although the Company historically has been able to purchase these materials from a number of vendors at prices favorable to the Company, there can be no assurance that the Company will be able to do so in the future. Furthermore, the loss of a vendor for vendor-specific formulations would require retesting and recertification of any new vendor. A shortage of these materials, the inability to obtain them from the Company's usual vendors or the need to purchase them at higher prices could have an adverse effect on the Company's operations and delay product deliveries. See "BUSINESS--Manufacturing."

      The Company maintains an inventory of components for its equipment in order to provide replacement parts. Although the Company believes that it will realize its investment in inventory and to date has not had any material loss of inventory as a result of obsolescence, no assurance can be given that demand for replacement parts will continue or that the component inventory will not become obsolete and, therefore, be of little or no value.

      CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS. Presently, Scott Crump, Lisa Crump and Ralph Crump and the current officers and directors of the Company and their affiliates (collectively, the "Affiliates") beneficially own approximately 18.8% of the Company's issued and outstanding Common Stock. Consequently, the Affiliates will have the ability to influence the election of all the Company's directors and to direct the affairs of the Company.

     ADVERSE EFFECT OF PUBLIC SALES OF ADDITIONAL SHARES. As of the date of this Prospectus, 1,380,000 shares of Common Stock have been sold to the public by the Company pursuant to the registration statement filed in connection with the Company's IPO; 450,555 shares of Common Stock were sold publicly by stockholders under Rule 144 promulgated under the Securities Act; 1,277,121 shares of Common Stock became subject to sale to the public on January 25, 1996, pursuant to a registration statement on Form SB-2, 872,221 shares of which have been sold, and the remaining 404,900 shares of which may be sold hereby; and 400,000 shares of Common Stock became subject to sale to the public pursuant to the Company's registration statement on Form S-3, which became effective on July 15, 1996, 331,247 shares of which have been sold and 68,753 shares of which may be sold. In addition, a maximum of 800,000 shares of Common Stock are covered by the Company's registration statement on Form S-8 (the "S-8 Registration Statement"). Options to purchase all 800,000 shares covered by the S-8 Registration Statement have been granted, 281,927 of which have been exercised and may be sold without restriction. Furthermore, the Board of Directors has authorized, and the Company's stockholders have approved, an increase in the number of shares that may be issued under the Company's 1994-2 Employee Stock Option Plan from 500,000 to 1,000,000. The Company intends to file a Registration Statement on Form S-8 to register the sale of those 500,000 additional shares, and to date, 136,652 of such shares have been granted and become exercisable at various times through 2002.

      In addition to the options described above, the Company has issued warrants to purchase 64,355 shares of Common Stock that are not presently exercisable and warrants to purchase 18,000 shares of Common Stock that are presently exercisable, 5,000 of which may be exercised until November 11, 2000, and 13,000 of which may be exercised until January 18, 2001. The warrants to purchase 64,355 shares have one demand and certain piggyback registration rights. Both of such warrants have piggyback registration rights.

      There are also 1,978,294 shares of Common Stock issued and outstanding that may be sold pursuant to Rule 144 under the Securities Act as follows: (i) 217,283 may presently be sold; (ii) 1,166,115 may be sold after October 20, 1996 subject to Rule 144 restrictions on sales by affiliates; (iii) 500,000 shares may be sold after January 1, 1997; (iv) 86,667 shares may be sold after May 25, 1997; (v) 6,229 shares may be sold at various times during 1997, and
(vi) 2,000 shares may be sold after July 2, 1998.

The holder of the 500,000 shares described above also has piggyback registrations rights exercisable after January 1, 1997, and two demand registration rights exercisable after January 1, 1998.

      If all of the above-described shares of restricted stock and stock issuable upon the exercise of warrants and options are sold to the public, the number of shares that have been or may be sold publicly will increase from approximately 3,789,603 to approximately 6,496,977, or approximately 72% within the next six years. The issuance of such additional shares may adversely affect prevailing market prices for the Common Stock and may dilute the interests of existing stockholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, because the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such options and warrants. See "SHARES ELIGIBLE FOR FUTURE SALE" and "CERTAIN TRANSACTIONS."

      FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.


                                USE OF PROCEEDS

      The Shares are being offered for sale solely by the Selling Securityholders pursuant to certain demand and piggyback registration rights granted to them by the Company. Accordingly, the Company will not receive any proceeds from the sale of the Shares. The Company will, however, receive aggregate proceeds of $3,683,197 if all warrants and options covering Shares included in this Prospectus are exercised. The Company presently expects to use the proceeds of such sales for working capital and other general corporate purposes.


                                DIVIDEND POLICY

      To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition and other relevant factors. The Board of Directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in the Company's business operations.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company at June 30, 1996 and as adjusted to give effect to (i) the sale of 141,299 shares of Common Stock sold in July and August, 1996, pursuant to the exercise of employee stock options and (ii) the payment of notes receivable in the aggregate principal amount of $1,946,000 in July and August 1996, in connection with sale of 400,000 shares of Common Stock upon the exercise of certain warrants in May 1996. This table should be read in conjunction with the Company's Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                       June 30, 1996
                                                                           ---------------------------------------

                                                                              Actual                   As Adjusted
                                                                           -----------                 -----------
 Obligations under capitalized leases, less current portion                $   112,123                 $   112,123

 Stockholders' Equity

 Common Stock, $.01 par value, 15,000,000 shares
   authorized, 5,288,424 shares issued and outstanding    (actual)
  and 5,429,723 shares issued and outstanding   (as adjusted)                   52,884                      54,297

    Capital in excess of par value                                          25,947,474                  26,752,606

    Accumulated deficit                                                     (3,964,297)                 (3,964,297)

    Notes due on common stock purchases                                     (1,946,000)                          0
                                                                           -----------                  ----------

 Total Stockholders' Equity                                                 20,090,061                  22,842,606
                                                                            ----------                  ----------

 Total Capitalization                                                       20,202,184                  22,954,729
                                                                            ==========                  ==========


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      The Company's Common Stock has traded on the PSE under the symbol SAS and on NASDAQ under the symbol SSYS since October 20, 1994. Prior thereto, there was no public market for the Company's Common Stock.

      The following table sets forth the approximate high and low NASDAQ bid quotations and high and low PSE sale prices for the Common Stock for each quarter since trading of the Company's Common Stock began on NASDAQ and on the PSE.

                                                                     Bid Prices                         Sale Prices
                                                                     ----------                         -----------
                                                                       NASDAQ                               PSE
                                                                       ------                               ---

            Fiscal 1994                                            High         Low                 High            Low
            -----------                                            ----         ---                 ----            ---
               October 20, 1994 - December 31, 1994                $5.625      $5.00                $5.50          $4.875

            Fiscal 1995
            -----------
               January 1, 1995 - March 31, 1995                     $7.00      $5.25                $6.75          $5.875
               April 1, 1995 - June 30, 1995                       $15.75     $6.625               $13.00           $3.00
               July 1, 1995 - September 30, 1995                  $17.875    $12.375               $15.00           $6.00
               October 1, 1995 - December 31, 1995                $20.875     $14.75               $16.00           $9.00

            Fiscal 1996
            -----------
               January 1, 1996 - March 31, 1996                    $23.50     $12.25              $21.625         $20.875
               April 1, 1996 - June 30, 1996                      $21.375     $14.00                    *               *
               July 1, 1996 - September 30, 1996                  $24.875    $15.375              $24.875         $24.875
               October 1, 1996 - October 14, 1996                  $24.25    $17.375                    *               *

        * The PSE reported that no trading of the Company's Common Stock occurred during these periods.

      The foregoing information was provided by NASDAQ and the PSE. The quotations reflect inter- dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

      As of October 14, 1996, the closing bid price per share of Common Stock was $17.375 on NASDAQ and $16.00 on the PSE, and the Company had approximately 145 holders of record of its Common Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

      The following discussion and analysis should be read in conjunction with the financial statements and notes thereto of the Company appearing elsewhere in this Prospectus.

GENERAL

      During 1995, the Company's principal focus was on continued marketing of its Benchtop products, on refinements of the hardware and software of existing product lines, especially as they affected ease of use, on the development of new filament materials, and on the enhancement of a desktop rapid prototyping machine (the "Desktop") that uses the technology acquired from IBM in January 1995.

      In 1995, the Company's sales growth was due to increased unit sales of its FDM(R)-1600 Benchtop coupled with increased modeling material and maintenance revenue. The Benchtop was introduced by the Company in 1994 and featured dual-material and ABS modeling capabilities. By the end of 1995, the Benchtop unit was the only rapid prototyping system that the Company marketed. As a result of the assets acquired from IBM and the Company's R&D activities throughout 1995, the Company, in early 1996, introduced three new products:
Genisys(TM), the FDM(R)-1650, and the Stratays-8000. Genisys(TM), which is a 3D push-button desktop printer, is a design tool for quick concept models used early in the design cycle. It is the end product of the improvements that the Company made on the Desktop throughout 1995. The new FDM(R)-1650, the latest in the Company's Benchtop line, offers multiple engineering materials and a 300% improvement in the through-put of the Company's previous Benchtop systems. Lastly, the Company introduced the Stratasys-8000, which is capable of building larger prototypes than any of its existing products, and which features multiple engineering material modeling capabilities coupled with a 600% through-put improvement over the Company's previous systems. Shipments of Genisys(TM) and the FDM(R) 1650 began in the first half of 1996, and shipment of the Stratasys-8000 is expected to begin in the second quarter of 1997. Management believes that these additions to its products should result in continued revenue growth. Management also believes that a sizable market exists for rapid prototyping machines that are appropriate and affordable for office use and that these products will have the capacity to capture a significant portion of the market.

      The Company believes that its technology offers distinct advantages over that of its competitors, and that its new products described above will be successfully introduced in 1996. Management is uncertain, however, as to whether the products will be introduced early enough to capture the market in 1996, whether the rapid prototyping market will accept the Company's new products, and whether the Company will be able to maintain its revenue growth.

      Management believes that one of the trends in the market for rapid prototyping systems is to lower- priced units (below $100,000), of which the FDM(R)-1600 Benchtop was one of the first such systems introduced. The Company is aware of at least one major competitor who has announced a low-priced rapid prototyping system that appears to be competitive with Company's Benchtop and Genisys(TM) systems for the lower-priced market. Other competitors may also enter this market, to the detriment of the Company's future revenue growth.
The Company also believes that a market trend in prototype media appears to be toward the use of ABS modeling material, which the Company's FDM(R) process can deliver. Although the Company is not aware of other rapid prototyping systems that offer ABS modeling capabilities, there can be no assurances that other competitors will not develop this capability at any time.

      After taking into account net interest income of $53,235, the Company earned a profit of $48,998 in the third quarter of 1995. This was the first quarterly profit for the Company. In the fourth quarter in 1995, the Company recorded a profit of $494,911, which included net interest income of $137,423. There is no assurance that the Company will continue to experience future profitable quarters.

      The Company has not experienced any significant inventory shortage, excess or obsolescence problems, nor has the Company experienced material bad debt or collection problems. The Company believes that it will also be able to maintain control over its receivables and inventories, although it can give no assurances.

RESULTS OF OPERATIONS

Three Months Ended June 30, 1996 Compared With the Three Months Ended June 30, 1995

      Sales for the three months ended June 30, 1996 totaled $5,316,879 compared with sales of $2,128,003 recorded in the three months ended June 30, 1995, an increase of $3,188,876, or 149.9%. Revenue for the second quarter of 1996 was the highest in the history of the Company. The increase over the comparable 1995 period was largely attributable to the continued sales growth of the Company's FDM(R) 1650 series of rapid prototyping systems. The FDM 1650, which was introduced in March 1996, replaced the FDM 1600 and offers multiple engineering materials, including ABS, combined with significant improvements in through-put. The Company also recorded revenue from its first shipments of the Genisys 3D Printer, a product that was developed by IBM and purchased by the Company in January 1995. Gross margins increased by $2,142,858, or 164.4%, to $3,446,578 for the three months ended June 30, 1996, from $1,303,720 for the three months ended June 30, 1995. As a percentage of sales, gross margins improved to 64.8% for the three months ended June 30, 1996, as compared with 61.3% for the three months ended June 30, 1995. The improvement to the Company's gross margin was largely due to reductions in material costs combined with a higher selling price for the Company's FDM 1650 product. The cost reductions were achieved through both engineering design changes as well as purchasing efficiencies. In addition to the cost reduction to the material component of cost of goods sold, direct labor and manufacturing overhead together equaled 8.7% of sales for the three months ended June 30, 1996, declining from 9.8% of sales for the three months ended June 30, 1995. This reduction was largely volume related as the Company was able to efficiently utilize its expanded manufacturing facility and spread its fixed costs over a larger revenue base.

      Selling, General and Administrative ("SG&A") expenses increased to $2,141,540 for the three months ended June 30, 1996, from $868,030 in the comparable 1995 period. This represents a $1,273,510, or 146.7%, increase in SG&A expenses for the 1996 period as compared with the 1995 period. Selling compensation and related payroll expense, including commissions earned on higher sales, increased by 124.2% for the 1996 period as compared with the 1995 period. In 1995 the Company began to expand its domestic and international sales staffs. This has continued into the second quarter of 1996. The Company has also established a domestic distributor network for its Genisys product. Non-selling compensation in SG&A increased by 231.2% for the three months ended June 30, 1996 compared with the three months ended June 30, 1995, as the Company added a Chief Operating Officer and a new product development group. As a result of the expanded sales staff, higher sales activity, and new product introductions, travel expenses increased by 55.5% to $199,268 for the three months ended June 30, 1996 as compared to $128,133 in the same 1995 period. Promotional activities, recruiting, and amortization expenses increased to $206,588, $52,307 and $147,230, respectively, for the three months ended June 30, 1996, compared with $60,687, $27,979 and $48,341, respectively, for the three months ended June 30, 1995. SG&A expenses were 40.3% of sales for the three months ended June 30, 1996, compared with 40.8% for the three months ended June 30, 1995.

      Research and Development ("R&D") expenses increased to $843,246 for the three months ended June 30,1996, from $513,161 for the three months ended June 30, 1995, a $330,085, or 64.3% increase. R&D compensation and payroll-related expenses increased by 26.1% for the three months ended June 30, 1996 as compared with the comparable 1995 period, while expenses for contract labor increased by 209.3% in the same period. Travel expenses increased by 219.3% to $85,061 for the three months ended June 30, 1996 as compared with $26,641 for the three months ended June 30, 1995. Most of this travel was required to coordinate the activities of the New York R&D facility with the Minneapolis facility. Depreciation expense increased to $50,478 for the three months ended June 30, 1996, from $22,689 for the comparable 1995, while tooling expense declined by $38,321 in the 1996 period as compared with 1995. As a percentage of sales, R&D expenses amounted to 15.9% and 24.1% of sales for the three months ended June 30, 1996 and June 30, 1995, respectively. For the three months ended June 30, 1996, the Company capitalized $234,693 of software development costs, in accordance with FASB 86, as compared with $316,756 that was capitalized for the comparable 1995 period. Total expenditures related to the New York R&D facility amounted to $537,394 for the three months ended June 30, 1996. Of this, $213,023 was capitalized in accordance with FASB 86.

      The Company's operating income for the three months ended June 30, 1996 amounted to $461,792 compared with an operating loss of $77,471 for the three months ended June 30, 1995. Net interest income amounted to $111,119 for the three months ended June 30, 1996, as compared with net interest income of $18,164 for the comparable 1995 period.

      The Company's net income for the three months ended June 30, 1996, amounted to $572,911, or 10.8% of sales, compared with a net loss of $59,307, or 2.8% of sales, for the comparable 1995 period. The earnings per share for the three months ended June 30, 1996, amounted to $.10 on fully-diluted weighted average number of common and common equivalent shares outstanding of 5,725,264 as compared with a loss per share of $.02 on weighted average number of common and common equivalent shares outstanding of 3,393,534 for the 1995 period.

Six Months Ended June 30, 1996 Compared With the Six Months Ended June 30, 1995

      Sales for the six months ended June 30, 1996 increased to $8,069,344 compared with sales of $3,819,099 for the six months ended June 30, 1995, an increase of $4,250,245, or 111.3%. While the FDM 1650 and associated software, maintenance, and materials revenue accounted for the majority of this revenue growth, the Company's reported revenue also benefited from the first sales of its Genisys 3D Printer. Gross margins increased to $5,290,640 for the first six months of 1996 from $2,370,203 for the comparable 1995 period, an increase of $2,920,437, or 123.2%. Gross margin as a percentage of sales improved to 65.6% of sales for the first six months of 1996 compared with 62.1% of sales for the first six months of 1995. The improvement to the Company's gross margin was largely due to reductions in material costs combined with a higher selling price for the Company's FDM 1650 product. The cost reductions were achieved through both engineering design changes as well as purchasing efficiencies. Direct labor and manufacturing overhead increased to 9.2% of sales for the first six months of 1996 compared with 8.6% for the first six months of 1995. The Company was not able to fully benefit from its expanded manufacturing facility until the second quarter of 1996. The Company's combined direct labor and manufacturing overhead amounted to 8.7% of sales in the second quarter of 1996, a considerable improvement from the 10.1% recorded in the first quarter of 1996.

      SG&A expenses increased to $3,517,991 for the six months ended June 30, 1996 compared with $1,653,609 for the six months ended June 30, 1995, an increase of $1,864,382, or 112.7%. The 112.7% increase in SG&A expenses for the first half of 1996 slightly exceeded the revenue growth experienced by the Company for the same period. Selling compensation and related payroll expense, including commissions earned on higher sales, increased by 88.4% for the six months ended June 30, 1996 as compared with the 1995 period. Non-selling compensation in SG&A increased by 189.5% for the six months ended June 30, 1996 as compared with the six months ended June 30, 1995, as the Company added a new Chief Operating Officer and a new product development group to its existing staff. Due largely to the Company's expanded sales staff, the establishment of a new dealer network, and higher sales activity, travel expenses increased by 52.0% to $376,484 for the first six months of 1996 from $247,655 for the comparable 1995 period. Commissions earned by distributors increased to $222,474 for the first six months of 1996 compared with $0 in the comparable 1995 period. Promotional expense, including the expenses associated with the Genisys product introduction, increased to $132,456 for the first six months of 1996 compared with $25,966 incurred by the Company for the comparable 1995 period, and trade show expense increased by $49,781, or 54.2%, to $141,546 for the first six months of 1996 compared with $91,765 incurred in the comparable 1995 period. Amortization expense, primarily amortization of the purchase price of the rapid prototyping assets acquired from IBM, increased to $232,129 for the six months ended June 30, 1996 compared with $96,635 for the six months ended June 30, 1995. SG&A expenses increased to 43.6% of sales for the six months ended June 30, 1996 from 43.3% for the six months ended June 30, 1995.

      R&D expenses increased to $1,436,267 for the six months ended June 30, 1996, from $951,767 for the six months ended June 30, 1995, an increase of $484,500, or 50.9%. Salaries, wages, and related payroll expense increased by 28% for the first six months ended June 30, 1996 compared with the comparable 1995 period. Contract labor increased by 51.6% to $188,611 for the six months ended June 30, 1996, compared with $124,376 incurred for the six months ended June 30, 1995. Travel expenses increased to $176,533 for the six months ended June 30, 1996 from $43,620 incurred in the six months ended June 30, 1995, an increase of 304.7%. Most of the 1996 travel was incurred to coordinate the activities of the New York R&D facility with the Minneapolis facility. R&D expenses declined to 17.8% of revenue for the six months ended June 30, 1996 from 24.9% of revenue for the six months ended June 30, 1995. For the six months ended June 30, 1996, the Company capitalized $559,464 of software development costs, in accordance with FASB 86, as compared with $580,076 that was capitalized for the comparable 1995 period. Total expenditures related to the New York R&D facility amounted to $1,021,845 for the six months ended June 30, 1996. Of this, $443,929 was capitalized in accordance with FASB 86.

      The Company's operating income for the six months ended June 30, 1996 amounted to $336,382, or 4.2% of sales, compared with an operating loss of $235,173, or 6.2% of sales, for the six months ended June 30, 1995. Net interest income totaled $246,692 for the six months ended June 30, 1996 compared with net interest income of $62,288 for the six months ended June 30, 1995.

      The Company's net income for the six months ended June 30, 1996 amounted to $583,074, or 7.2% of sales, compared with a net loss of $172,885, or 4.5% of sales, for the six months ended June 30, 1995. The earnings per share for the six months ended June 30, 1996 was $.10 on fully-diluted weighted average number of common and common equivalent shares outstanding of 5,659,117 as compared with a loss per share of $.05 on weighted average number of common and common equivalent shares outstanding of 3,382,434 for the six months ended June 30, 1995.

Fiscal Year Ended December 31, 1995 as Compared to Fiscal Year Ended December 31, 1994

      Sales for the twelve months ended December 31, 1995 increased by $6,484,358 or 171.1%, as compared with the twelve months ended December 31, 1994. For the twelve months ended December 31, 1995, sales totaled $10,275,186 compared with sales of $3,790,828 recorded in the twelve months ended December 31, 1994. The increase was largely attributable to the continued unit sales growth of the Company's FDM(R)-1600 Benchtop system that features ABS- and multiple-material modeling capabilities. Gross margin increased by $4,189,638, or 192.3%, from $2,178,707 in the twelve months ended December 31, 1994 to $6,368,345 in the twelve months ended December 31, 1995. As a percentage of sales, gross margin improved to 61.9% in the twelve months ended December 31, 1995 as compared with 57.5% in the twelve months ended December 31, 1994. The improvement to the Company's gross margin was largely due to reductions in the Benchtop's material cost combined with moderate increases to its direct labor and manufacturing overhead as the Company expanded its manufacturing and production capacity. The Company has also continued to successfully sell its Benchtop units with multiple material-modeling capabilities. These machines have both higher selling prices as well as better gross margins.

      Selling, General and Administrative ("SG&A") expenses increased to $4,231,571 in the twelve months ended December 31, 1995 from $2,255,651 in the comparable 1994 period. This represents a $1,975,920, or 87.6%, increase in SG&A expenses from 1994 to 1995. The compensation component of SG&A, including commissions earned on higher sales, increased by 127.3% in 1995 as compared with 1994. In January 1995, the Company began expanding both its domestic and international sales staffs, which continued through the fourth quarter. At December 31, 1995 the Company had regional sales representation in all its major geographic markets, and had expanded coverage overseas, including a new regional agency in India. Due to the expanded sales staff and higher sales volume, travel expenses increased by 131.7% to $572,110 in the twelve months ended December 31, 1995 as compared with the same 1994 period. Expenses for advertising and promotion, recruiting, and bad debts increased to $334,379, $132,237 and $111,154, respectively, in the twelve months ended December 31, 1995 compared with $174,711, $47,008 and $20,000, respectively, for the twelve months ended December 31, 1994. The large increase in bad debt expense was a result of the Company's increase in the allowance for doubtful accounts due to the increase of approximately $2,000,000 in accounts receivable. SG&A expenses declined to 41.2% of sales in the twelve months ended December 31, 1995, compared with 59.5% in the twelve months ended December 31, 1994.

      Research and Development ("R&D") expenses increased to $1,995,696 in the twelve months ended December 31, 1995 from $1,023,752 in the twelve months ended December 31, 1994, representing an increase of $971,944, or 94.9%from 1994 to 1995. The compensation component of R&D which included salaries, wages, benefit expense, and contract labor increased by 241.3% due primarily to the addition of former employees of IBM, who were hired following the January 1, 1995 acquisition from IBM of its rapid prototyping technology and related assets. Subsequently, the Company opened an R&D facility in New York, which largely accounted for a $146,028, or 655%, increase in rent, utility, and general office expenses in 1995 as compared with 1994. Expenses for travel, depreciation, and amortization increased to $98,568, $136,776, and $179,581, respectively, in the twelve months ended December 31, 1995 as compared with $17,264, $0 and $0, respectively, in the comparable 1994 period. As a result of using in-house software programmers, the Company was able to reduce certain software development expenditures by $121,491 in 1995 as compared with 1994.
In the twelve months ended December 31, 1995, the Company capitalized $1,138,499 of software development costs in accordance with FASB 86, as compared with no capitalization in the comparable 1994 period. As a percentage of sales, R&D expenditures amounted to 19.4% and 27.0%, respectively, in the twelve months ended December 31, 1995 and December 31, 1994. Total expenditures related to the R&D facility in New York amounted to $1,950,950 in the twelve months ended December 31, 1995. Of this, $714,574 was capitalized in accordance with FASB 86.

      Net interest income amounted to $303,350 in the twelve months ended December 31, 1995 as compared with net interest expense of $33,073 in the comparable 1994 period. In the twelve months ended December 31, 1995, interest was earned on the invested proceeds of the Company's 1994 public offering and on the proceeds from the sale of common stock through private sales that occurred in May, August, and November 1995. Interest expense in the twelve months ended December 31, 1994 was incurred primarily on $600,000 borrowed in the October 1993 bridge note financing. These notes were paid in November 1994 from the proceeds of the public offering.

      The Company earned an annual profit for the first time in 1995. The Company's net income in the twelve months ended December 31, 1995 amounted to $371,024, or 3.6% of sales. For the comparable 1994 period, the Company incurred a loss of $1,133,769. The income per share for the twelve months ended December 31, 1995 on a fully diluted basis amounted to $.09 on weighted average number of common and common equivalent shares outstanding of 4,046,123 as compared with a loss per share of $.69 on weighted average shares outstanding of 1,650,106 for 1994.

LIQUIDITY AND CAPITAL RESOURCES

Six Months Ended June 30, 1996 as Compared to Six Months Ended June 30, 1995

      The Company's cash deficits from its operations for the six months ended June 30, 1996 and 1995 were $1,650,646 and $519,332, respectively. A significant increase in accounts receivable and inventory accounted for $2,087,500 and $1,333,049, respectively, of the cash deficit for the six months ended June 30, 1996, while an increase in the Company's trade payables and other current liabilities generated $579,329 of cash in the same 1996 period. Increases in accounts receivable and inventory of $569,570 and $188,849, respectively, accounted for most of the cash used for the six months ended June 30, 1995. In its investing activities, the Company, in the first six months of 1996 used $1,185,583 in cash, including $480,072 for the acquisition of machinery and equipment and $594,009 for payments for intangible assets, $559,465 of which were for the capitalization of software costs in accordance with FASB 86. The Company used $917,181 in investing activities for the six months ended June 30, 1995, including $363,363 for the acquisition of machinery and equipment and $580,075 for payments for capitalized software costs. Net cash provided by the Company's financing activities was $1,902,422 for the six months ended June 30, 1996, as compared to $439,849 for the six months ended June 30, 1995. In the 1996 period, the Company received net proceeds of $1,984,775 from the exercise of 76,661 options and 198,450 warrants and used $82,353 for payments under capitalized leases. For the six months ended June 30, 1995 the Company received net proceeds from the sale of common stock of $522,666, and used $82,817 for payments under capitalized leases. Net cash for the six months ended June 30, 1996, decreased by $933,807, compared with a net cash decrease of $996,664 for the six months ended June 30, 1995.

      At June 30, 1996, the Company's cash and cash equivalents and marketable securities balances totaled $10,201,799. This cash will be used by the Company for additional working capital, for expansion of facilities, for new product introduction and development, for acquisition of production equipment and computers, and for increased selling and marketing activities. Management believes that the Company's revenue from operations, its current cash and cash equivalents balance, and the proceeds from the sale of short term marketable securities should provide sufficient cash resources to finance its operations for at least 24 months.

      The Company introduced three new products in March 1996- the FDM 1650, the Genisys 3D Printer, and the Stratasys 8000. The Company began shipments of the FDM 1650 in March 1996. The Company began shipments of the Genisys 3D Printer in June 1996. The Stratasys 8000 is a system that builds larger prototypes than the Company's current FDM series of rapid prototyping machines. Shipments of the Stratasys 8000 are targeted to commence as early as the fourth quarter of 1996. Technical, production, or quality problems could arise, however, that could delay the shipments of the Stratasys 8000. Although the Company believes that there is a significant market for the Stratasys 8000 and Gensisys, there can be no assurance that such market acceptance will occur. Therefore, the Company cannot predict whether it will derive significant revenue from the sale of these two products.

      As of June 30, 1996, the Company had net accounts receivable of $4,856,510 and inventories of $2,240,368. Total current assets were $17,502,201 compared with total current liabilities of $3,036,023. The balance sheet indicates that the Company has a high current ratio. The Company estimates that it will spend approximately $1,000,000 in 1996 on expansion of its production capacity, facility's expansion, and the acquisition of production equipment and computers. As of June 30, 1996, material commitments for the acquisition of production equipment through a capital lease amounted to approximately $110,000. The Company also has commitments for facility expansion and the installation of a new computer system for which the Company expects to spend approximately $95,000 in the third quarter of 1996.

Fiscal Year Ended December 31, 1995 as Compared to Fiscal Year Ended December 31, 1994

      From its inception through December 31, 1995, the Company has not been able to internally generate sufficient cash flow to support its working capital needs or to fund capital expenditures.

      The Company's cash deficits from its operations for the twelve months ended December 31, 1995 and 1994 were $405,807 and $965,149, respectively. To finance these deficits, the Company sold equity securities in the amount of $470,000 in the first nine months of 1994 and received net proceeds of approximately $5,736,000 following its IPO on October 20, 1994, in which 1,380,000 shares of its Common Stock were sold. In June 1995, the Company received gross proceeds of approximately $520,000 from the sale of 86,667 shares of the Company's Common Stock. In August 1995, the Company received net proceeds of approximately $3,556,000 from the issuance of 335,333 shares of Common Stock and warrants to purchase an additional 67,067 shares of Common Stock in a private placement. The Company also received net proceeds of approximately $4,672,000 through the sale of stock and warrants in November 1995. (See notes to financial statements.) During 1995, options to purchase 42,324 shares of Common Stock were exercised, with proceeds to the Company of approximately $51,000. In addition, warrants to purchase 4,792 shares of Common Stock were exercised with gross proceeds to the Company of approximately $28,000. The proceeds of such financings were also used to acquire property and equipment in the amount of $683,389 in 1995 and $143,321 in 1994. In 1995 the Company also used $1,215,212 for payments for intangible assets, primarily for the capitalization of software expenses, as compared with $16,212 in 1994. The

Company's purchase of short-term marketable securities amounted to $12,639,993 in 1995, of which $6,349,743 were sold in the same period. In 1995, the Company's financing activities included payments under capital leases of $170,983. This compares with $46,591 that the Company paid in 1994. In 1995 and 1994, the Company's net increase in cash and cash equivalents amounted to $90,847 and $4,098,288, respectively. The Company's ending cash and cash equivalents balance at December 31, 1995 and 1994 was $4,726,056 and $4,635,209, respectively. In 1996, the Company issued approximately 174,000 shares of its Common Stock, primarily as a result of the exercise of warrants, for aggregate proceeds of approximately $1,500,000. As of January 1996, the Company's cash and marketable securities balance exceeded $12,000,000. This cash will be used by the Company for additional working capital, for expansion of facilities, for acquisition of production equipment and computers, and for increased selling and marketing expenses. Management believes that the Company's revenue from operation, its current cash and cash equivalents balances, and the proceeds of the sale of short-term marketable securities will provide sufficient cash resources to finance its operations for at least 12 to 24 months. While the Company has been successful in raising funds through its IPO and in subsequent private placements, there is no assurance that the Company will be able to raise funds in the future through the equity or debt markets, should the need arise. The Company has no current plans to raise additional cash through debt or equity financing.

      In January 1995, the Company purchased certain rapid prototyping and related assets from IBM for an aggregate purchase price of (i) $500,000, which included an equipment lease, and (ii) 500,000 shares of the Company's restricted common stock with an ascribed value of $2,500,000 ($5.00 per share). At the time of the IBM asset purchase, IBM had completed all necessary engineering activity required to advance the design of the machine acquired to the point that it met all specific functional and economic requirements and was ready for manufacture. The Company, however, determined that it would delay introduction of the machine and improve it to enhance marketability. As of December 31, 1995, the Company had derived no revenue from the technology acquired from IBM. The machine was introduced in March 1996 as Genisys(TM).

      As of December 31, 1995 the Company had accounts receivable of $2,899,010 and inventories of $907,319. Total current assets were $14,830,856 compared with total current liabilities of $2,190,536. The balance sheet indicates that the Company is reasonably liquid, with a high current ratio. The Company estimates that it will spend approximately $850,000 in 1996 on expansion of its production capacity, facilities expansion, the acquisition of production equipment and computers. The only material commitment that the Company had as of March 15, 1996 was for production equipment acquisition and facilities expansion for which the Company expects to spend approximately $175,000.

                                    BUSINESS

BUSINESS DEVELOPMENT

      The Company was incorporated under the laws of the State of Delaware on August 8, 1989. The Company's executive offices are located in Eden Prairie, Minnesota.

      On October 20, 1994, the Company successfully completed an initial public offering ("IPO") of 1,380,000 shares of its Common Stock, including 180,000 shares issued upon exercise of the underwriter's over-allotment option. The shares of Common Stock were sold at $5.00 per share with the Company receiving net proceeds of approximately $5,700,000. The underwriter was also granted warrants to purchase up to 120,000 shares of Common Stock, exercisable at $7.50 per share, until October 1999.

      On January 1, 1995, the Company purchased certain rapid prototyping assets from IBM, pursuant to an Assignment and Sale of Rapid Prototyping Technology and Related Assets Agreement dated as of January 1, 1995. See "CERTAIN TRANSACTIONS."

      In March 1996, the Company announced three new products, Genisys(TM), the FDM(R)-1650, and the Stratasys-8000, each of which is oriented to separate stages of a customer's product development cycle.

BUSINESS OF THE COMPANY

      The Company develops, manufactures and markets a family of rapid prototyping devices that enable engineers and designers to create physical models, tooling and prototypes out of plastic and other materials directly from a computer aided design ("CAD") workstation. In many industries, the models and prototypes required in product development are produced laboriously by hand-sculpting or machining, a traditional process that can take days or weeks. The Company's computerized modeling systems use its proprietary technology to make models and prototypes more directly from a designer's three- dimensional CAD in a matter of hours.

      The Company believes that its patented fused deposition modeling ("FDM(R)") technology and new Genisys(TM) technology are the only rapid prototyping systems commercially available that can produce parts from plastic without relying on lasers. This affords the Company a number of significant advantages over other commercially available three-dimensional rapid prototyping technologies, which primarily rely on lasers to create models. Such benefits include the ability to use the device in an office environment due to the absence of hazardous emissions, the need for relatively little set up of the system for a particular project, the availability of a variety of modeling materials and the lack of any need for costly replacement lasers and laser parts. The systems can also run virtually unattended, producing models while designers perform other tasks.

      The process involved in the development of a three-dimensional model using the 3D-Modeler, the FDM(R) Benchtop systems, or the Stratasys-8000 begins with the creation of a conceptual geometric model on a CAD workstation. The model is then imported into the ProtoSlice or QuickSlice(R) software program, which mathematically slices the conceptual model into horizontal layers that are downloaded into the system. These rapid prototyping machines basically draw cross-sections of the model one layer at a time to create a three-dimensional "blueprint." A spool of thin thermoplastic modeling material feeds into a moving FDM(R) extruding head, which heats the material to a semi-liquid state. This semi-liquid material is then extruded and deposited in ultra-thin flat layers on a base (the "X-Y Stage") in the modeling chamber. As the material is directed into place by the computer-controlled head, layer upon layer, the material solidifies, creating a precise and strong laminated model.

      The Genisys(TM) modeling process is similar. Genisys(TM) uses AutoGen(TM) software to slice the conceptual model created on a CAD workstation into horizontal layers that are downloaded into Genisys(TM). Genisys(TM) then uses wafers of modeling material, rather than spools of filament, to feed the extrusion head. The extrusion head heats these wafers and, using a precision hydraulic conical pump, deposits a continuous layer of plastic polymer beads (much like squeezing toothpaste from a tube) onto the X-Y Stage to create a three-dimensional model by building up layers. In comparison to the FDM(R) Benchtop systems, due to its size, Genisys(TM) allows the prototype to be created on a desktop, directly from a workstation, like a 3D printer.

PRODUCTS

      Modeling Equipment. The Company has been developing and improving its line of rapid prototyping products since its inception in 1989. Since that time, the Company has developed and sold systems including the 3D-Modeler, a smaller benchtop version of the 3D-Modeler called the FDM(R)-1500 Benchtop, introduced in June 1993; an improved benchtop modeler called the FDM(R)-1600 Benchtop, introduced in November 1994; the Company's Protoslice operating software package; its successors QuickSlice(R) and Autogen(TM); and in some cases, a CAD workstation manufactured by SGI. The FDM(R)- 1600 Benchtop offered customers more features than its predecessor, the FDM(R)-1500, including dual heads. As such, it had increased hardware and software performance. Although the Company has discontinued sales of the 3D-Modeler, the FDM(R)-1500, SGI workstations and, in early 1996, the FDM(R)- 1600 Benchtop system, it continues to support and provide modeling materials for these systems. In addition, the Company no longer sells ProtoSlice, the predecessor to QuickSlice(R), although some of its current customers continue to use ProtoSlice.

      In March 1996, the Company introduced three new rapid prototyping machines for commercial sale. Genisys(TM) is a 3D desktop printer which uses the rapid prototyping technology developed by IBM that the Company purchased in 1995. It is useful for the production of conceptual models employed in the early stages of the design cycle, as it enables a designer to produce concept iterations at his desk directly from a workstation in a simple push-button fashion. The FDM(R)-1650 Benchtop, the latest in the Company's line of FDM(R) modelers, can produce functional prototypes at three times the speed of its predecessor, the FDM(R)-1600 Benchtop, and can accommodate a variety of engineering modeling materials. The third new product, the Stratasys-8000, is a rapid prototyping device, which incorporates the medulla electronics and a portion of the front-end software technology of Genisys(TM) and the filament extrusion method of the Company's FDM(R) products. It is capable of building prototypes up to 24 inches in size at a through-put approximately 600% faster than the Company's FDM(R)-1600 system. Like the FDM(R)-1650 Benchtop, the Stratasys-8000 can use several types of modeling materials to generate prototypes. Shipment of the FDM(R)-1650 Benchtop began in February 1996, shipment of the Genisys(TM) machine began in June 1996 and shipment of the Stratasys-8000 is expected to begin in the second quarter of 1997.

      The three new systems offer product designers and developers the ability to create prototypes throughout all stages of the development cycle as well as a wide range of prices from which to choose. The prices of the systems start at $55,000 for Genisys(TM) and reach $300,000 for the Stratasys-8000. The cost of the FDM(R)-1650 Benchtop is approximately $100,000. By comparison, the Company's original 3D Modeler sold for between $150,000 and $180,000.
Customers have the option to purchase an entire rapid prototyping system from the Company or to buy individual components.

      Modeling Material.   FDM(R) technology allows the use of a greater
variety of modeling materials and colors than other technologies. The Company continues to develop filament modeling materials which meet the customers' needs for increased speed, strength, accuracy, surface resolution and color. These materials are processed into its patented filament form, which is then fed into the 3D-Modeler, the FDM(R) Benchtop systems, or Stratasys-8000. The Company's spool-based system has proven to be a significant advantage for its products over Ultra Violet ("UV") polymer systems, because the Company's system allows the user to quickly change material by simply mounting the spool and threading the desired material into the FDM(R) devices. Each spool weighs approximately 2.3 pounds, and the creation of a model may require from 0.1 pound to more than one pound of filament. Another advantage of the spool-based system over a UV polymer system is that the spool-based system allows the user to purchase a single spool as compared to an entire vat of UV polymer, thereby reducing the user's up-front costs.

      Currently, the Company has five modeling materials commercially available for model generation using its FDM(R) technology: a machinable wax, a tough polyamide plastic polymer that is similar to nylon, an investment casting wax, the hard polymer material ABS (named for its three initial monomers), which is used commercially to make products such as telephones, and a medical grade ABS
(MABS), used for medical applications. Each material has specific characteristics that make it appropriate for various applications. The ability to use different materials allows the user to match the material to the end use application of the prototype, whether it is a pattern for tooling or a concept model.

      Genisys(TM) uses only one type of modeling material, a plastic polymer, which is manufactured in the form of wafers. A total of 52 wafers are held in a cassette, which allows the wafers to be fed into the machine and rapidly extruded in layers. Additional cassettes are easily loaded into the system.

      The modeling filament and wafers are consumable products that provide additional revenue for the Company. They are competitive in price with materials used in other rapid prototyping systems.

      The Company entered into an agreement with 3M in July 1992, which provides for the development of advanced modeling materials by the two companies. The agreement has a term of five years, with a renewal for an additional five-year period, but can be terminated by either party on 30 days' notice. It provides for joint ownership of joint inventions and grants each party certain rights to exploit joint developments. Sole intellectual property rights of each party remain the property of that party. The agreement prohibits 3M from competing with the Company in the manufacture and sale of FDM(R) devices or specified modeling materials until the later of five years from the contract's effective date or the end of the term of the agreement.

      Operating Software.   The Company offers two software products:
QuickSlice(R) and Autogen(TM). The predecessor to QuickSlice(R), called ProtoSlice, is no longer sold by the Company but is still used by some of the Company's current customers. It is a variation of Camand(TM) Software, which was developed and copyrighted by Camax, Inc. ("Camax"). The ProtoSlice operating software contained an array of features and capabilities combined specifically for use with the Company's 3D-Modeler and the FDM(R)-1500 systems in conjunction with a sophisticated CAD system software produced by Camax. The Company was a non-exclusive licensee and a value-added reseller of the ProtoSlice software.

      QuickSlice(R) is a simple, easy-to-use software package. The overall architecture and detailed design was developed by the Company, and copyright and full ownership of the QuickSlice(R) software is retained by the Company. The Company sells the QuickSlice(R) software package for $7,000. QuickSlice(R) 2.0, a modified version of QuickSlice(R), is the operating software for the Company's new FDM(R)-1650 system. The Company also supplies a library of utility software programs and procedures to simplify the handling of data and to automate common tasks.

      In 1994, the Company developed and released to the public a software package called SupportWorks(TM). SupportWorks(TM) is used in conjunction with QuickSlice(R) enabling the Company's FDM(R)-1600 Benchtop and FDM(R)-1650 Benchtop systems to automatically generate supports for the models, thereby eliminating another step in the model-making process. The program, which sells for approximately $6,000, is copyrighted and owned by the Company.

      In 1996, the Company introduced AutoGen(TM), software specifically designed for Genisys(TM). AutoGen(TM) orients and analyzes the user's CAD, then divides it into "slices." AutoGen(TM) then drives the rapid prototyping hardware. Certain features of AutoGen(TM) are also used in the Stratasys-8000.

CURRENT APPLICATIONS OF RAPID PROTOTYPING

      Rapid prototyping systems enable engineers and designers to produce models of their engineering designs faster and cheaper than with conventional manual methods. The prototypes themselves are used to test product form, function and fit to specific tolerances. Casting and foundry companies also use three-dimensional models as the final pattern for a cast part in investment casting and lost wax casting processes. In addition, several domestic and international manufacturers produce one-of-a-kind orthopedic implants for patients using computed topographic scanning and wax investment casting masters produced with the Company's FDM(R)-1600 Benchtop and FDM(R)-1650 Benchtop systems.

POTENTIAL FUTURE APPLICATIONS

            The Company has positioned its products to be used as devices that support CAD systems in a variety of manufacturing industries, including automotive, aerospace, consumer products, electronics and medical applications. They are also used in universities. Additional future applications may arise in conceptual design, casting, precision prototypes, consumer packaging, architectural design, rapid manufacturing of small-volume custom parts and fit, form and function testing, secondary tooling, and mold-making. NASA is using the FDM(R)-1600 Benchtop system and plans to build spare parts in space, thereby reducing the inventory of parts in a space flight payload.

      Among potential medical applications, rapid prototyping could be used to produce accurate models of internal organs, bones or skulls for pre-operative evaluations or modeling of prostheses. In such uses, the Company's products could serve as peripheral devices for X-Ray, CAT SCAN and magnetic resonance imaging ("MRI") devices.

MARKETING, DISTRIBUTION AND CUSTOMERS

      The strategic focus of the Company's marketing efforts begins with identifying the needs of product managers, conceptual designers, draftsmen, design and manufacturing engineers and production specialists in manufacturing companies. The Company then seeks to develop a comprehensive offering of modeling and prototyping products to satisfy those needs, using the Company's FDM(R) and Genisys(TM) technology either in complete systems or components consisting of rapid prototyping devices, modeling materials and associated software. The Company has sold systems to, among other customers, General Motors Corporation, 3M, Ford Motor Company, Square D Company, Texas Instruments, Biomet, Inc., Motorola, Marbeth, Marubeni, Wright Patterson Air Force Base, the Naval Air Warfare Center, Tatung and NASA, as well as service bureaus, universities and distributors in the United States and abroad. With the purchase of the rapid prototyping assets from IBM on January 1, 1995, the Company also received a prospective customer list from IBM. The Company has begun to promote its current technology to these prospective customers in an effort to further expand its customer base. The Company sells both complete rapid prototyping systems and separate components.

      The Company utilizes a variety of tactical marketing methods to reach potential customers, including press releases, trade magazine articles, customer studies, brochures, direct mailings, telemarketing programs, trade show demonstrations and videos. In addition, the Company has developed domestic and international on-site demonstration capabilities. The Company also concentrates a portion of its sales and marketing efforts on support of its service bureau clients, which provide prototyping services to various manufacturing industries and which provide the Company with information regarding customer needs.

      Domestically the Company sells directly to its customers. The Company markets internationally through a network of distributors and sales representatives. During the years ended December 31, 1994 and 1995, export sales amounted to approximately $1,444,000 and $5,080,000, respectively.

       No customer accounted for more than 10% of sales in 1994 or 1995.

WARRANTY AND SERVICE

      The Company provides a 90-day warranty on its domestic systems and a one-year warranty on those sold internationally. In addition, the Company offers annual service and maintenance contracts for its systems. The service contracts include updates of the Company's software systems, which generally occur every six months.

MANUFACTURING

      The Company's manufacturing process consists of the manual assembly of purchased components. All parts used in the manufacturing process are obtained from either distributors of standard electrical or mechanical parts or from custom fabricators of the Company's proprietary designs. The Company currently operates on a build-to-inventory basis.

      The Company purchases the major component parts for the FDM(R)-1650 Benchtop, Stratasys-8000 and Genisys(TM) systems from various outside vendors, subcontractors and other sources and assembles them at its Minnesota facility. The Company performs numerous diagnostic tests and quality control procedures throughout the assembly process in order to assure reliability of its products. Prior to shipment, each unit is subjected to a test and burn-in procedure to check for defects. Precision modeling parameters are also checked.

      The Company maintains an inventory of most of its necessary supplies, which facilitates the assembly of products required for production. The Company's sole current supplier of the X-Y Stage for the FDM(R)-1650 Benchtop system is Asymtek; and its sole current supplier of the FDM(R) head motors is MircoMo Electronics, Inc. The Company considers each of those suppliers to be reliable. Nevertheless, the Company maintains an inventory of such components to support continued supply. Furthermore, the Company believes that the supplier of the X-Y Stage could be replaced by in-house design and production of the part within a three-month period, if necessary; and the Company could employ FDM(R) head motors from other suppliers by modifications to the design of the FDM(R)-1650 Benchtop. In regard to other parts and materials, the Company uses multiple sources of supply and does not believe that it is dependent on any single supplier. Although the Company believes that it maintains adequate inventories of vendor- specific materials, the loss of a supplier of such vendor-specific materials or compounds could result in a delay in the manufacture and delivery of those materials and compounds resulting from the need to retest and recertify products supplied by one or more new vendors. The Company considers its relationships with its suppliers to be good.

RESEARCH AND DEVELOPMENT

      The Company has devoted significant time and resources to the development of a universally compatible and user-friendly software system. The Company believes that ongoing research and development efforts are essential to its continued success. Accordingly, the Company's engineering development efforts will continue to focus on improvements to the FDM(R) and Genisys(TM) technology and development of new modeling processes, materials, software and products.
To date, much of the Company's activity has been focused on research and development. For the years ended December 31, 1994 and 1995, the Company's research and development expenses were approximately $1,024,000 and $1,996,000, respectively.

      The Company's filament development and production operation is located at its facility in Eden Prairie, Minnesota. The filament formulation and manufacturing process is regarded by the Company as a trade secret, and the Company holds patent claims on filament usage in its products.


INTELLECTUAL PROPERTY

      The Company considers its proprietary technology to be important to the development and manufacture of its products and seeks to protect its technology through a combination of patents and confidentiality agreements with its employees and others. Scott Crump, the Company's President, was granted two U.S. Patents which cover many claims relating to various aspects of its products, FDM(R) technology and the associated modeling process. The term of one patent lasts until June 9, 2009, and the term of the other lasts until August 23, 2011. The patents have been assigned to the Company. In addition, Mr. Crump and three other employees of the Company have assigned to the Company a patent application for another rapid prototyping process and apparatus associated with the FDM(R) process, which application is pending with the Patent Office. As part of its purchase of rapid prototyping technology assets from IBM, the Company was also assigned the rights and title to three patents developed by IBM, which cover the Genisys(TM) system and which the Company believes will further augment its own product lines. The Company recorded these patents domestically and is in the process of recording them in certain foreign countries. The terms of these patents extend until June 7, 2005, April 12, 2011, and May 17, 2011, respectively.

      Corresponding patent applications covering the same claims that are contained in the Company's issued patents have been initiated in various foreign countries, including Japan and the European Community. Other patent applications have also been filed, including the patent applications assigned to the Company by IBM. The Company has registered several trademarks, including "Stratasys, Inc.," "3D-Modeler," "QuickSlice," "3D-Plotter," "3D-Visualizer" and "FDM." Each of the registered trademarks has a duration of 10 years and may be renewed every 10 years while it is in use. Trademark applications have been filed in Japan and the European Community. Trademark applications have also been filed in the United States for Genisys(TM).

COMPETITION

      The Company competes in a marketplace that is still dominated by conventional methods of model and prototype development, which are primarily performed by machinists and engineers working from blueprints or CADs and using machining or by-hand methods. The Company believes that there is currently no other commercial producer of three-dimensional modeling devices that uses a single-step, non-toxic technology similar to the Company's FDM(R) and Genisys(TM) technologies. All other plastic model systems involve an additional post-processing step, such as curing the part after construction of the model or prototype. The Company's FDM(R) and Genisys(TM) technologies do not rely on the laser or light technology used by many other commercial manufacturers in the rapid prototyping industry.

      A number of different technologies are employed in rapid prototyping devices marketed by the Company's competitors. Stereolithography is used in the products of 3D Systems, Cubital, Ltd., EOS Gmbh, CMET, D-MEC, Mitsui and Teijin Seiki Co. 3D Systems, in which Ciba-Geigy has a substantial interest, introduced the first rapid prototyping product. The Company believes that 3D Systems may account for 40% of sales of rapid prototyping units to date. DTM Corporation produces machines that use lasers to sinter or harden powdered material. B.F. Goodrich has a significant financial interest in this company. Helisys, Inc. utilizes lasers to cut and laminate sheets of materials, such as paper. The Company believes that its FDM(R) technology has important advantages over the products of these companies, including the ability to be used in an office environment, the availability of multiple modeling materials and a one-step process. Sanders Prototype, Inc. ("Sanders"), 3D Systems and BPM have developed a prototyping system which uses ink-jet technology to deposit wax material layer by layer. A smoothing or milling process is required between each deposited layer to maintain accuracy. The Sanders machine is currently capable of building small parts.

      Certain of the Company's competitors have greater financial and marketing resources than the Company.

EMPLOYEES

      The Company is dependent on the abilities and efforts of a number of key personnel, including its Chief Executive Officer and President, S. Scott Crump. The Company entered into an employment agreement with Mr. Crump on September 1, 1994, the term of which ends on October 20, 1997. The employment agreement provides for a salary of $85,000 per annum, with increased or additional compensation to be approved by the Board of Directors, and the right to participate in incentive compensation plans, if any are established by the Company. Mr. Crump's annual compensation was increased to $95,000 on November 1, 1995. The employment agreement restricts Mr. Crump's right to work for any competitor of the Company for a period of one year after termination of his employment by the Company. In addition, if the Company terminates Mr. Crump's employment for "Cause," as such term is defined in the employment agreement, the Company must pay Mr. Crump only one monthly installment of his salary. If Mr. Crump is terminated for "Good Reason," as such term is defined in the employment agreement, Mr. Crump will receive one such monthly installment of salary plus twelve additional monthly installments.

      As of October 14, 1996, the Company had 100 full-time employees and 20 part-time employees or subcontractors. While the Company has separate internal departments, such as manufacturing, marketing, engineering and sales, many employees perform overlapping functions within the organization. No employee is represented by a union, and the Company has not experienced a work stoppage. The Company believes its employee relations are good.

PROPERTIES

      The Company's executive offices and production facility presently occupy approximately 27,756 square feet in Eden Prairie, Minnesota, near Minneapolis. In November 1995, the Company exercised a right of first refusal to rent an additional 10,354 square feet of office and warehouse space in the same location. As of August 1, 1996 the Company occupied all such additional space, and the Company's lease of the entire premises was extended until July 31, 1999. The Minnesota facility is used for machine assembly and filament production, as well as sales, administration and operations. As of the July 1996 expansion, the monthly rent for the premises occupied by the Company totalled $14,759.91. The Company does not require a large space for production, because it assembles its devices from sub- assemblies manufactured by outside vendors.

      Additional research and development is performed at the company's facility in Hawthorne, New York. This facility occupies approximately 5,710 square feet of space. The Company occupies these premises under a lease that expires on January 25, 1998. The monthly rent is currently $5,353.

      The Company is also responsible for real estate taxes, insurance, utilities, trash removal and maintenance expenses concerning both of these premises.

LEGAL PROCEEDINGS

      The Company is not a party to any pending legal or administrative proceeding, and its property is not subject to such proceeding.

GOVERNMENTAL REGULATION

      The Company is subject to various local, state and federal laws and regulations that affect businesses generally, including regulations promulgated by federal and state environmental and health agencies, the Federal Occupational Safety and Health Administration and laws pertaining to the hiring, treatment, safety and discharge of employees. Historically, regulatory compliance has not had a material adverse effect on the Company's sales or operations. The Company believes it is in compliance with material applicable laws.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The following table sets forth information concerning the Company's executive officers and directors.

Name                   Age         Position
----                   ---         --------
S. Scott Crump         43          President, Chief Executive Officer, Treasurer, Chairman of the
                                   Board, and Chief Financial Officer

Lisa H. Crump          43          Vice President and Secretary

Lawrence E. Roscoe     47          Vice President, Software Development

Donald W. Moffatt      55          Chief Operating Officer

Ralph E. Crump         72          Director

Clifford H. Schwieter  48          Director

Arnold J. Wasserman    58          Director

Gregory L. Wilson      49          Director

BIOGRAPHICAL INFORMATION

      S. Scott Crump has served as President, Chief Executive Officer, Treasurer and a director of the Company since its inception in 1988 and as Chief Financial Officer since February 1990. During the period 1982 to 1988, Mr. Crump was a co-founder and Vice President of Sales of IDEA, Inc., which is now called Structural Instrumentation, Inc., a public company that manufactures on-board scales for the trucking industry. Mr. Crump remains on the board of directors and is a significant stockholder of that company. Mr. Crump is a registered professional engineer. Mr. Crump is the son of Ralph Crump and the husband of Lisa Crump.

      Lisa H. Crump, a co-founder of the Company, has served as its Corporate Secretary since its inception in 1988 and as Vice President since 1990. From 1983 to 1988 Ms. Crump was marketing manager of IDEA, Inc. She is the wife of Scott Crump and the daughter-in-law of Ralph Crump.

      Lawrence E. Roscoe has served as Vice President of Software Development of the Company since 1991. He has over 25 years of software development experience in engineering and manufacturing applications. Prior to joining the Company, Mr. Roscoe was Vice President of Software Development at Camax from 1987 to 1991. Mr. Roscoe has also held similar positions with Zycad, Inc., Control Data Corporation and Digital Equipment Corporation.

      Donald W. Moffatt, 55, has served as Chief Operating Officer of the Company since February 1996. Prior to joining the Company, from 1984 to 1995, Mr. Moffatt served as President of Rosemont Aerospace, Inc., a manufacturer of aircraft measuring instruments and a subsidiary of B.F. Goodrich. Before he joined Rosemont Aerospace in 1978, Mr. Moffatt, who is an electrical engineer, was employed by Control Data Corporation.

      Ralph E. Crump has been a director of the Company since 1990. Mr. Crump is President of Crump Industrial Group, an investment firm located in Trumbull, Connecticut. He is also a founder and director of Osmonics, Inc., a $110,000,000 manufacturer of reverse osmosis water filtration devices; IMTEC, Inc., which manufactures bar code labeling equipment; and Structural Instrumentation, Inc. In 1962, Mr. Crump founded Frigitronics, Inc., which manufactures ophthalmic goods and medical instruments, and was its President and Chairman of the Board until December 1986. In 1986, Frigitronics, which had sales of $130,000,000, was sold to Revlon and a major portion of its business was then acquired by Johnson & Johnson. Mr. Crump is also a director and co-founder of Mity-Lite, Inc., a public company that manufactures plastic tables. He is a Trustee of the Alumni Foundation of UCLA and a member of the Board of Overseers for the Thayer Engineering School at Dartmouth College. Mr. Crump is the father of Scott Crump and the father-in-law of Lisa Crump.

      Clifford H. Schwieter has been a director of the Company since July 1994. Since April 1994, Mr. Schwieter has been the President and Managing Director of C.H. Schwieter & Associates, a financial consulting firm. From July 1992 to March 1994, he served as President and Chief Executive Officer and a director of Centric Engineering Systems, Inc., which was engaged in the development of mechanical design and analysis software for computing systems ranging from workstations to mainframes and massively parallel networked computing environments. Mr. Schwieter was Vice President and General Manager of the Electronic Imaging Systems Division of the DuPont Company from 1986 to 1991.
He was responsible for DuPont's offerings in electronic imaging in markets ranging from CAD/CAM and industrial automation through printing and publishing and medical systems. From 1971 to 1986, Mr. Schwieter was with the General Electric Company, where he served as Vice

President of GE's Calma Company from 1985 to 1986 and was responsible for that subsidiary's worldwide business in the mechanical design and factory automation arena. He was President and Representative Director of GE Industrial Automation, Ltd., a joint venture between GE and C. Itoh & Company located in Tokyo, from 1982 to 1985. Mr. Schwieter is also a director of PCS Technologies, Inc., a software development company.

      Arnold J. Wasserman became a director of the Company on November 21, 1994, as the designee of M.H. Meyerson & Co., Inc., the underwriter of the Company's IPO. Mr. Wasserman has, for the past 25 years, been a principal of P & A Associates, a leasing/consulting firm. Prior to that, he held positions with IBM and Litton Industries. Mr. Wasserman has consulted with major corporations in the areas of marketing, advertising and sales. He is a director of United Restaurants, Inc., a publicly traded company.

      Gregory L. Wilson became a director of the Company on October 20, 1994. He is the founder of Mity-Lite, Inc. (Nasdaq) and has served as President and a director of that company since 1987, as well as its Chairman of the Board since 1988 and its Treasurer since 1993. From 1982 until 1987, Mr. Wilson was President of Church Furnishings, Inc. in Provo, Utah. In 1988, he transferred his ownership interest in Church Furnishings, Inc. to a co-founder of Mity-Lite, Inc. in exchange for that person's interest in Mity-Lite, Inc.

      All directors hold office until the next annual meeting of stockholders and until their successors are elected to the Board of Directors.


                             EXECUTIVE COMPENSATION

      The following table sets forth the cash and non-cash compensation paid by the Company for services rendered during the fiscal years ended December 31, 1993, December 31, 1994, and December 31, 19956 to its Chief Executive Officer, Scott Crump. No other executive officers received compensation in excess of $100,000 during such years.

                           SUMMARY COMPENSATION TABLE


===================================================================================================
                           Annual Compensation                   Long-Term Compensation
                     ------------------------------    --------------------------------------------
                                                               Awards                 Payouts
                                                       ----------------------  --------------------
                                                                   Securities
                                             Other                  Underly-
                                             Annual     Restricted     ing                All Other
Name and                                   Compensa-      Stock     Options/     LTIP      Compen-
Principal            Salary      Bonus        tion       Award(s)     SARs      Payouts    sation
Position    Year      ($)         ($)         ($)          ($)         (#)        ($)        ($)
   (a)       (b)      (c)         (d)         (e)          (f)         (g)        (h)        (i)
---------  -----   --------     -------    ---------    ----------  ---------   --------   --------
            1995    $86,654      $3,654        0            0           0          0          0
                      (1)         (2)
S. Scott    ---------------------------------------------------------------------------------------
  Crump     1994    $67,721      $2,248        0            0           0          0          0
President             (3)
 and CEO    ---------------------------------------------------------------------------------------
            1993    $60,000       $692       $3,600         0           0          0          0
                                              (4)
===================================================================================================


(1) Mr. Crump was paid at the rate of $85,000 per year until November 1, 1995. Upon approval by the Board of Directors, commencing on that date, Mr. Crump was then paid at the rate of $95,000 per year for the remainder of 1995.


(2)   This bonus was earned in 1995 and paid in 1996.


(3) Mr. Crump was paid at the rate of $60,000 per year until October 20, 1994. On that date, an employment agreement between Mr. Crump and the Company became effective, pursuant to which Mr. Crump was then paid at the rate of $85,000 per year for the remainder of 1994.


(4) During 1993, Mr. Crump received an allowance of $300 per month from the Company for an automobile used in business. This payment was discontinued for 1994 and 1995.


      No options or SAR's were granted to executive officers of the Company during the fiscal year ended December 31, 1995. The Company currently has no long-term incentive plans for compensating its executive officers.

      Directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Two Directors have received a non-qualified stock option to purchase 30,000 shares of the Company's Common Stock for their service on the Board of Directors. See "CERTAIN TRANSACTIONS" below for a discussion of options granted to certain directors for consulting services.

EMPLOYMENT AGREEMENTS

      The Company entered into an Employment Agreement with Mr. Crump on September 1, 1994, the term of which became effective on October 20, 1994. The Employment Agreement expires in October 1997 and provides that Mr. Crump shall devote all of his business time to the Company in consideration for an annual salary of $85,000. Increased or additional compensation must be approved by the Board of Directors, including the right to participate in incentive compensation plans, if any, established by the Company. The Employment Agreement restricts Mr. Crump's right to work for any competitor of the Company for a period of one year after termination of his employment by the Company.
In addition, if the Company terminates Mr. Crump's employment for "Cause," as such term is defined in the Employment Agreement, the Company must pay Mr. Crump only one monthly installment of his salary. If Mr. Crump is terminated for "Good Reason," as such term is defined in the Employment Agreement, Mr. Crump will receive one such monthly installment of salary plus twelve additional monthly installments.

EMPLOYEE STOCK OPTION PLANS

      The Company has established three employee stock option plans. The three plans provide for the grant of options to qualified employees (including officers and directors) of the Company, independent contractors, consultants and other persons to purchase an aggregate of 1,300,000 shares of Common Stock. The plans are administered by the Compensation Committee of the Board of Directors.

      Options to purchase 100,608 shares, which constitute the total number of shares authorized under the Stratasys, Inc. Employee Stock Option Plan #1, adopted in October 1990 ("Plan 1"), have all been granted. As of October 14, 1996, Options to purchase 54,608 shares under Plan 1 have been exercised, and Plan 1 expires on April 19, 2001. Options to purchase 199,392 shares of Common Stock, which constitute the total number of shares authorized under the Amended and Restated Stratasys, Inc. 1994 Stock Plan ("Plan 2"), adopted in August 1994, have been granted, 2,400 of which have terminated or expired and are again available for grant. As of October 14, 1996, options to purchase 54,232 shares under Plan 2 have been exercised. The Stratasys, Inc. 1994-2 Stock Plan, as amended ("Plan 3"), adopted by the Board of Directors on December 13, 1994, originally authorized the purchase of 500,000 shares of Common Stock. On March 1, 1996, the Board of Directors authorized, and on May 23, 1996, the stockholders approved, amending Plan 3 to increase the number of shares authorized to 1,000,000 shares. Since its adoption, through October 14, 1996, options to purchase an aggregate of 639,052 shares have been granted under Plan 3, and options to purchase 162,411 shares have been exercised.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

      As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the By-Laws of the Company provide that the Company is required to indemnify its officers and directors, employees and agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to indemnification. The By-Laws provide that the Company, among other things, will indemnify such officers and directors, employees and agents against certain liabilities that may arise by reason of their status or service as directors, officers or employees (other than liabilities arising from willful misconduct of a culpable nature). At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

      INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS, THEREFORE, UNENFORCEABLE.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                     PRINCIPAL AND SELLING SECURITYHOLDERS

      The table below sets forth, with respect to (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each Director; (iii) all executive officers and Directors as a group; and (iv) the Selling Securityholders, based upon information available to the Company as of the date hereof, the number of shares of Common Stock beneficially owned, or underlying other securities beneficially owned; the number of shares to be sold; the number of shares of Common Stock beneficially owned, or underlying other securities beneficially owned after the sale of all Shares offered; and the percentage of outstanding shares of Common Stock owned before and after the sale of the Shares offered hereby. None of the Selling Securityholders has been an affiliate of the Company during the preceding three years. An aggregate of 404,900 Shares are being offered for the accounts of the Selling Securityholders. Although there can be no assurance that the Selling Securityholders will sell any or all of the Shares, the following table assumes that each of the Selling Securityholders will sell all Shares offered by this Prospectus.

                                      Amount and                                     Shares                 Percent of Class(3)
                                        Nature                                    Beneficially           ------------------------
                                      Beneficial                Shares to             Owned               Before          After
Name                                Ownership(1)(2)             Be Sold(2)       After Offering          Offering        Offering
----                                ---------------             ----------       --------------          --------        --------

OFFICERS, DIRECTORS AND 5% STOCKHOLDERS
---------------------------------------

International Business                   500,000                   -0-              500,000                 9.1%            9.1%
  Machines Corp.
Old Orchard Road
Armonk, NY 10504

S. Scott and                             776,735                   -0-              776,735                14.1%           14.1%
Lisa H. Crump (8)(9)

Lawrence E. Roscoe (8)(14)                 4,137                   -0-                4,137                  *               *

Donald W. Moffatt (8)(15)                  2,000                   -0-                2,000                  *               *

Ralph E. Crump                           329,380(10)               -0-              329,380                 6.0%            6.0%
28 Twisted Oak Circle
Trumbull, CT 06611

Arnold Wasserman (11)                     49,997                   -0-               49,997                  *               *
1 Brookwood Drive
West Caldwell, NJ 07006

Clifford Schwieter (12)                   21,255                   -0-               21,255                  *               *
8065 Village Drive
Cincinnati, OH 45242

                            Amount and                       Shares           Percent of Class(3)
                              Nature                      Beneficially        -------------------
                            Beneficial       Shares to        Owned          Before            After
Name                     Ownership(1)(2)    Be Sold(2)   After Offering     Offering         Offering
----                     ----------------   ----------   --------------     --------         --------
Gregory L. Wilson (13)         20,000           -0-          20,000            *                   *
1301 W. 400 North
Orem, UT 84057

All Directors and
executive officers as
a group (8 persons) (14)    1,033,814           -0-       1,040,481        18.5%              18.5%

SELLING SECURITYHOLDERS
-----------------------

Affida Bank                 3,000(16)         3,000               0            *                  0

Andromeda Corporation
  N.V.                     20,000(16)        20,000               0            *                  0

Austin J. Baillon           3,593 (4)         3,593               0            *                  0

Banco Di Napoli             5,000 (5)         5,000               0            *                  0

Bank Austria                7,000 (5)         7,000               0            *                  0

Bank Ruegg                    600 (5)           600               0            *                  0

Banque Scandinave
  en Suisse                12,000(16)        12,000               0            *                  0

Stanford Baratz             2,000 (4)         2,000               0            *                  0

Brookehill Equities,
  Inc. (17)                 1,667 (5)         1,667               0            *                  0

Frank P. Brosens           11,000(16)        11,000               0            *                  0

C.S.L. Associates,
  L.P.                      2,000 (5)         2,000               0            *                  0

James J. Chica              5,929 (6)         5,929               0            *                  0

Counselors Emerging
  Growth Fund, Inc.        21,428(16)        21,428               0            *                  0

                         Amount and                          Shares               Percent of Class(3)
                           Nature                         Beneficially       --------------------------
                        Beneficial       Shares to            Owned           Before              After
Name                  Ownership(1)(2)    Be Sold(2)       After Offering     Offering           Offering
----                 ----------------    ----------       --------------     --------           --------
Discretionary Trust         1,000 (5)         1,000               0            *                  0

Diversified Investment
  Fund, L.P.                1,600 (5)         1,600               0            *                  0

David J. Doerge Trust       4,284(16)         4,284               0            *                  0

First Trust National
  Association TTEE
  FBO Dennis Doyle IRA      1,796 (4)         1,796               0            *                  0

Gifford Fund                8,000(16)         8,000               0            *                  0

Russell Jean Gray, Jr.      3,593 (4)         3,593               0            *                  0

Dennis J. Hanish            2,874 (4)         2,874               0            *                  0
                              719 (6)           719               0            *                  0

Harvest Capital, L.P.      71,350 (5)        71,350               0         1.3%                  0

Thomas S. Hay               1,437 (4)         1,437               0            *                  0

Jon L. Jansson              1,078 (6)         1,078               0            *                  0

John B. Jasper              1,437 (4)         1,437               0            *                  0

Robert D. Johnson and
Karen Johnson               1,437 (4)         1,437               0            *                  0

Howard and Nancy Klein      1,428(16)         1,428               0            *                  0

Robert J. Korkowski         3,591 (4)         3,591               0            *                  0

Liberty Travel, Inc.       28,000 (5)        28,000               0            *                  0

Nathan A. Low (18)            168,253     2,000(17)         166,253         3.1%               3.1%

Thomas R. McGuire           2,155 (4)         2,155               0            *                  0

Thomas C. Mullery           4,311 (4)         4,311               0            *                  0

                           Amount and                         Shares              Percent of Class(3)
                             Nature                        Beneficially      ---------------------------
                           Beneficial       Shares to          Owned          Before              After
Name                    Ownership(1)(2)     Be Sold(2)    After Offering     Offering           Offering
----                   ----------------     ----------    --------------     --------           --------
Joseph Novogratz            3,593 (4)         3,593               0            *                  0

A. Markman Peters           2,000(16)         2,000               0            *                  0

Quasar International, C.V. 50,800 (5)        50,800               0            *                  0

Salvani Investments,
  Inc. (19)                85,000 (7)        85,000               0         1.5%                  0

Willard C. Shull, III       1,437 (4)         1,437               0            *                  0

David A. Smith              1,437 (4)         1,437               0            *                  0

Theodore Sylvan             2,400(16)         2,400               0            *                  0

21st Century Digital
  Industries Fund, L.P.     1,000(16)         1,000               0            *                  0

Union Bank of
  Switzerland              12,000 (5)        12,000               0            *                  0

Ming Fang Wang                740(16)           740               0            *                  0

Donna L. Welsh              3,593 (4)         3,593               0            *                  0

George L. Wirkkula          3,593 (4)         3,593               0            *                  0
                                            -------

                                TOTAL       404,900
                                            =======

------------------------

    * Represents less than 1% of the issued and outstanding shares of Common Stock.

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities.

(2) Includes shares of Common Stock issuable upon exercise of warrants and options, but does not include fractional shares to be purchased by the Company.

(3) Based on 5,498,654 shares of Common Stock issued and outstanding as of October 14, 1996.

(4) Represents shares of Common Stock issued or issuable upon the exercise of warrants issued to note holders in November and December 1993 in a bridge loan made by such investor to the Company.

(5) Represents shares issued and issuable upon the exercise of warrants purchased pursuant to the Company's August 1995 private placement.

(6) Represents shares of Common Stock issuable upon exercise of warrants currently held by registered representatives of Steichen which were originally issued to Steichen in November and December 1993, as compensation for its services as placement agent in a bridge loan financing.

(7) Represents shares of Common Stock issuable upon the exercise of options granted for services rendered.

(8) The address of these persons is in care of the Company, 14950 Martin Drive, Eden Prairie, Minnesota 55344.

(9) S. Scott Crump owns 388,439 shares individually, and Lisa H. Crump owns 388,296 shares individually. Lisa and Scott Crump are husband and wife, but disclaim beneficial ownership of each other's shares. They also disclaim beneficial ownership of the 169,690 shares held by Ralph Crump, Scott Crump's father and Lisa Crump's father-in-law, and the 169,690 shares held by Marjorie Crump, Scott Crump's mother and Lisa Crump's mother-in-law. By virtue of their ownership of shares of Common Stock and position with the Company, S. Scott Crump and Lisa Crump may be deemed "parents" and "founders" of the Company as such terms are defined under the federal securities laws.

(10) Includes 164,690 shares owned by Marjorie Crump, Mr. Crump's wife, of which Mr. Crump disclaims beneficial ownership. Excludes the following shares of which Mr. Crump disclaims beneficial ownership; 388,439 shares held by Mr. Crump's son, S. Scott Crump, and 388,296 shares held by Mr. Crump's daughter-in-law, Lisa H. Crump.

(11) Includes 49,997 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Wasserman. Excludes 20,003 shares of Common Stock issuable pursuant to options granted to him, which become exercisable through November 30, 1997. See "CERTAIN
      TRANSACTIONS-Consulting Agreements."

(12) Includes 1,725 shares of Common Stock and 19,530 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Schwieter. Excludes 10,780 shares issuable pursuant to options granted to him, which become exercisable through August 1997. See "CERTAIN TRANSACTIONS-Consulting Agreements."

(13) Includes 20,000 shares of Common Stock issuable upon the exercise of options currently exercisable by Mr. Wilson. Excludes 10,000 shares issuable pursuant to options granted to him, which become exercisable through November 30, 1997.

(14) Includes 4,137 shares of Common Stock issuable upon the exercise of employee stock options currently exercisable by Lawrence E. Roscoe - Vice President, Software Development. Excludes 4,825 shares issuable pursuant to options granted to him, which become exercisable through March 2002.

(15) Includes 2,000 shares of Common Stock owned by Mr. Moffatt. Excludes 23,000 shares issuable pursuant to options granted to him, which become exercisable through March 2001.

(16) Represents shares of Common Stock issued and shares of Common Stock issuable upon the exercise of warrants issued to investors in the November 3, 1995 private placement.

(17) Brookehill Equities, Inc. was the placement agent for both the Company's August 1995 and November 1995 private placements.

(18) Nathan A. Low is the Company's financial public relations consultant and President of Sunrise Securities Corp., the finder in connection with the Company's November 3, 1995 Private Placement.

(19) Salvani Investments, Inc. is the Company's international financial and investment consultant.


                              CERTAIN TRANSACTIONS

CONSULTING AGREEMENTS


      On December 15, 1994, the Company entered into a three-year consulting agreement with Arnold J. Wasserman, a director of the Company, pursuant to which Mr. Wasserman would provide services to develop the Company's OEM leasing program and the sales and marketing to CT scanner manufacturers and would perform such other services as are required by the Company. In consideration for these services, Mr. Wasserman received a non-qualified option to purchase 40,000 shares of Common Stock at an exercise price of $5.375. Options to purchase 3,333 shares became exercisable as of December 31, 1994, with an additional 3,333 vesting on the last day of each calendar quarter through September 30, 1997. The options expire on December 14, 1999, and are covered by the S-8 Registration Statement. No such options have been exercised.

      On April 1, 1995, the Company entered into a two-year consulting agreement with Clifford Schwieter, a director of the Company, pursuant to which Mr. Schwieter provides marketing and technical consulting services to the Company. In consideration for these services, Mr. Schwieter would receive on a per project basis, between $0 and $5,000 per month depending on the project.
In addition, Mr. Schwieter received non-qualified stock options, pursuant to Plan 3, to purchase 15,000 shares of Common Stock at an exercise price of $6.81 per share. Options to purchase 3,750 of the shares vested on each of July 1, 1995, October 1, 1995, January 1, 1996 and April 1, 1996. The options expire on April 2, 2000, and are covered by the S-8 Registration Statement. Options to purchase 11,250 of such shares were exercised in February 1996.

IBM ASSET PURCHASE

      The Company purchased certain rapid prototyping assets (the "Assets") from IBM, on January 1, 1995, pursuant to an Assignment and Sale of Rapid Prototyping Technology and Related Assets Agreement.

      The Assets acquired by the Company from IBM comprised both tangible and intangible assets. All of the intangible assets related to rapid prototyping technology developed by IBM and consisted of three patents, eight patent applications, documentation (technical reference handbooks, technical disclosures, publications and other written material used in connection with such rapid prototyping technology), know- how, (including trade secrets, technical information and data, test reports and data, engineering, scientific and practical information and formula, equipment designs and drawings, and commercial sources of information and material), computer software (including programming codes), and certain licensing agreements. The tangible personal property acquired comprised machinery, equipment, furniture, supplies, spare parts, tools, prototypes and components of rapid prototyping devices and other related assets (the "Non-Technology Assets").

      In consideration for the Assets, the Company issued 500,000 shares of its Common Stock to IBM and agreed to pay IBM an aggregate of $500,000. Of the $500,000 to be paid, $285,284.64 was paid at closing in cash for the patents, and the balance of $214,715.36 is being paid in installments through September 1999 as lease payments for certain of the Non-Technology Assets which support the development of the rapid prototyping technology. The lease terms for the Non-Technology Assets are set forth in an Equipment Lease Agreement between the parties dated as of January 1, 1995. In addition, the Company and IBM entered into a Representations and Registration Rights Agreement wherein the Company granted IBM "piggyback" registration rights with respect to the 500,000 shares of Common Stock acquired by it, commencing at any time after January 1, 1997, and two "demand" registration rights, commencing at any time after the January 1, 1998.


ASSIGNMENT OF PATENT APPLICATIONS

      On October 23, 1989, S. Scott Crump, the President and Chief Executive Officer of the Company, assigned to the Company his rights to a patent application for an apparatus and method for creating three- dimensional objects in exchange for the original issuance of 70,000 shares of Common Stock in connection with the initial organization of the Company.

      On June 5, 1992, Mr. Crump assigned to the Company his rights to a patent application for a modeling apparatus for three-dimentional objects for no additional consideration.

       On June 1, 1994, Mr. Crump and three other employees of the Company assigned to the Company a patent application for a process and apparatus of support removal for three-dimentional modeling. As employees of the Company, each of the assignors received a payment of $500 under the Company's patent bonus plan in connection with the assignment of such patent applications.

      Patents were granted pursuant to both patent applications assigned by Mr. Crump. The third patent application is pending with the Patent Office.

                           DESCRIPTION OF SECURITIES

      The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.01 par value per share, of which 5,498,654 shares were outstanding as of October 14, 1996.

 COMMON STOCK

      As of October 14, 1996, there were approximately 145 stockholders of record of the Company's Common Stock. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and non-assessable.

      The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 51% of such outstanding shares, voting for the election of Directors of the Company, can elect all of the Directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of the Company's Directors.


TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

      The transfer agent and registrar for the Company's Common Stock is North American Transfer Co., 147 W. Merrick Road, Freeport, NY 11520. The Company maintains its own warrant register.


                        SHARES ELIGIBLE FOR FUTURE SALE

      Of the Company's 5,498,654 issued and outstanding shares of Common Stock, as of the date of this Prospectus, approximately 2,188,653 shares are "restricted securities" as such term is defined under Rule 144 under the Securities Act; 210,269 of those restricted securities may be sold under currently effective registration statements; 217,283 of those restricted securities may presently be sold under Rule 144, while the remaining 1,761,011 restricted securities are subject to legal and contractual restrictions on sales that expire between October 20, 1996, and May 26, 1997. After those contractual restrictions expire, 1,166,115 such shares may be sold under Rule 144, subject to restrictions on sales by affiliates. The Company has issued warrants and non-employee options to purchase an aggregate of 345,739 shares of Common Stock, 263,384 of which are currently exercisable and may be sold pursuant to the registration statement of which this Prospectus is a part. Warrants to purchase 18,000 shares of Common Stock are currently exercisable, but the shares issuable upon exercise are not included in that registration statement. Warrants to purchase the remaining 64,355 shares of Common Stock become exercisable in 1996 and have one demand and certain piggyback registration rights. If these registration rights are exercised and the Commission declares effective a corresponding registration statement, all 64,355 such shares will become eligible for sale without restriction. In addition, options to purchase 936,652 shares of Common Stock have been granted pursuant to the Company's three employee stock option plans, 800,000 of which are presently covered by the Company's S-8 Registration Statement, and the remainder of which the Company intends to register for sale in an additional registration statement on Form S-8. At present, options to purchase 473,314 shares of Common Stock are exercisable; options to purchase 281,927 such shares have been exercised, all of which are eligible for sale; and 181,411 shares become exercisable periodically through 2002. See "RISK FACTORS--Adverse Effect of Public Sales of Additional Shares."

      The Company is unable to predict the effect that sales made pursuant to the Registration Statement of which this Prospectus is a part, any other registration statement of the Company, Rule 144 or otherwise may have on the then existing market price of the Company's securities. Nevertheless, the possibility exists that the sale of any shares of Common Stock, including the Shares, or even the potential of such sales, may have a depressive effect on the price of the Company's securities in any public trading market. See "RISK FACTORS--Adverse Effect of Public Sales of Additional Shares" and "PRINCIPAL AND SELLING SECURITYHOLDERS."

                              PLAN OF DISTRIBUTION

      The Selling Securityholders are offering the Shares for their own account and not for the account of the Company. The Shares may be sold from time to time by the Selling Securityholders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of commissions or discounts from the Selling Securityholders. Sales of the Shares may be made in one or more transactions on the PSE, on NASDAQ or in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. The sale of the Shares is subject to the Prospectus delivery and other requirements of the Act.


      Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 10b-6, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Securityholders. In particular, Rule 10b-6 would restrict market makers that are also Selling Securityholders from making a market in the Common Stock for a period of two days prior to the distribution of their Shares and while they are engaged in such distribution. Such a limitation, while in effect, could impair the liquidity and market price of the Common Stock.

      To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, either one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Shares to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.


                            AMENDMENTS TO PROSPECTUS

      Section 10 of the Securities Act provides that if this Prospectus is used more than nine months after its date, the information contained herein shall be as of a date not more than 16 months prior to its use. Under the terms of the Company's agreements with the Selling Securityholders, the Company is required to file amendments and supplements to the registration statement of which this Prospectus is a part to maintain an effective registration statement until such time as all of the Shares may be sold pursuant to an exemption from the registration requirements of the Securities Act. Accordingly, the Company will be required to amend or supplement this Prospectus from time to time to update the financial and other information contained herein as required by Section 10 of the Securities Act. If this Prospectus is not so amended or supplemented, then the registration statement of which it is a part will cease to be effective, and the Selling Securityholders may only sell unsold shares pursuant to a subsequently effective registration statement under the Securities Act or an exemption from registration.


                                 LEGAL MATTERS

      Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158 is acting as counsel to the Company and will pass upon the legality of the shares of Common Stock offered hereby.


                                    EXPERTS

      The financial statements of the Company for the year ended December 31, 1994 and 1995 have been included herein in reliance upon the report of Rothstein, Kass & Company, P.C., independent public accountants, upon the authority of said firm as an expert in accounting and auditing.

                                STRATASYS, INC.

                         INDEX TO FINANCIAL STATEMENTS


                     YEARS ENDED DECEMBER 31, 1995 AND 1994
                                   (Audited)

                                                                                  Page No.
                                                                                  --------
INDEPENDENT AUDITOR'S REPORT                                                           F-2

FINANCIAL STATEMENTS:

                 BALANCE SHEETS                                                        F-3

                 STATEMENTS OF OPERATIONS                                              F-4

                 STATEMENTS OF STOCKHOLDERS' EQUITY                                    F-5

                 STATEMENTS OF CASH FLOWS                                            F-6-7

                 NOTES TO FINANCIAL STATEMENTS                                      F-8-21


                                          SIX MONTHS ENDED JUNE 30, 1996
                                                  (Unaudited)

                 BALANCE SHEETS                                                       F-22

                 STATEMENTS OF OPERATIONS                                             F-23

                 STATEMENTS OF CASH FLOWS                                             F-24

                 NOTES TO FINANCIAL STATEMENTS                                        F-25

INDEPENDENT AUDITORS' REPORT



Board of Directors
Stratasys, Inc.


We have audited the accompanying balance sheets of Stratasys, Inc. as of December 31, 1995 and 1994 and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stratasys, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





                                                 Rothstein, Kass & Company, P.C.


Roseland, New Jersey
February 22, 1996

STRATASYS, INC.

BALANCE SHEETS




===================================================================================================================================
DECEMBER 31,                                                                                    1995                      1994
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                         $           4,726,056       $       4,635,209
   Marketable securities                                                                         6,309,048
   Accounts receivable, less allowance for doubtful
    accounts of $130,000 in 1995 and $20,000 in 1994                                             2,769,010                 879,090
   Inventories                                                                                     907,319                 446,872
   Prepaid expenses                                                                                119,423                  33,688
                                                                                     ---------------------------------------------
        Total current assets                                                                    14,830,856               5,994,859
                                                                                     ---------------------------------------------
PROPERTY AND EQUIPMENT, less accumulated
 depreciation and amortization                                                                   1,112,328                 392,793
                                                                                     ---------------------------------------------
OTHER ASSETS
   Deposits                                                                                         41,124                 354,881
   Intangible assets, less accumulated amortization                                              3,910,960                  66,297
                                                                                     ---------------------------------------------
                                                                                                 3,952,084                 421,178
                                                                                     ---------------------------------------------
                                                                                     $          19,895,268       $       6,808,830
                                                                                     =============================================
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Obligations under capital leases, current portion                                 $             157,449       $          67,682
   Accounts payable and other current liabilities                                                1,661,517                 720,560
   Unearned maintenance revenues                                                                   371,570                 115,322
                                                                                     ---------------------------------------------
        Total current liabilities                                                                2,190,536                 903,564
                                                                                     ---------------------------------------------
OBLIGATIONS UNDER CAPITAL LEASES, less current portion                                             182,520                  81,358
                                                                                     ---------------------------------------------
COMMITMENTS

STOCKHOLDERS' EQUITY
   Preferred stock, Series A, voting, $.01 par value,
    authorized, issued and outstanding 264,000 share                                                 2,640                   2,640
   Common stock, $.01 par value,
    authorized 8,000,000 shares,
    issued and outstanding 4,233,876 shares in 1995 and
    2,871,210 shares in 1994                                                                        42,339                  28,712
   Capital in excess of par value                                                               22,024,604              10,710,951
   Accumulated deficit                                                                          (4,547,371)             (4,918,395)
                                                                                     ---------------------------------------------
        Total stockholders' equity                                                              17,522,212               5,823,908
                                                                                     ---------------------------------------------
                                                                                     $          19,895,268       $       6,808,830
                                                                                     =============================================






See accompanying notes to financial statements.                              F-3

STRATASYS, INC.

STATEMENTS OF OPERATIONS




==================================================================================================================================
YEARS ENDED DECEMBER 31,                                                                          1995                    1994
----------------------------------------------------------------------------------------------------------------------------------
SALES                                                                                $          10,275,186       $       3,790,828

COST OF SALES                                                                                    3,906,841               1,612,121
                                                                                     ---------------------------------------------
GROSS PROFIT                                                                                     6,368,345               2,178,707
                                                                                     ---------------------------------------------
COSTS AND EXPENSES
   Research and development                                                                      1,995,696               1,023,752
   Selling, general and administrative                                                           4,231,571               2,255,651
                                                                                     ---------------------------------------------
                                                                                                 6,227,267               3,279,403
                                                                                     ---------------------------------------------
OPERATING INCOME (LOSS)                                                                            141,078              (1,100,696)

OTHER INCOME (EXPENSE)
   Interest and other income                                                                       303,350                  40,242
   Interest expense                                                                                (50,404)                (73,315)
                                                                                     ---------------------------------------------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE                                                            394,024              (1,133,769)

INCOME TAX EXPENSE                                                                                  23,000
                                                                                     ---------------------------------------------
NET INCOME (LOSS)                                                                    $             371,024       $      (1,133,769)
                                                                                     =============================================

INCOME (LOSS) PER COMMON AND COMMON
 EQUIVALENT SHARE
   Primary and fully diluted                                                         $                0.09       $           (0.69)
                                                                                     =============================================

WEIGHTED AVERAGE NUMBER OF COMMON AND
 COMMON EQUIVALENT SHARES OUTSTANDING
   Primary                                                                                       4,022,731               1,650,106
                                                                                     =============================================

   Fully diluted                                                                                 4,046,123               1,650,106
                                                                                     =============================================





See accompanying notes to financial statements                             F-4

STRATASYS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY




==========================================================================================================================
YEARS ENDED DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------------------------------------------------
                                                                                    CAPITAL IN
                                          PREFERRED STOCK        COMMON STOCK       EXCESS OF  ACCUMULATED
                                       SHARES       AMOUNT    SHARES     AMOUNT     PAR VALUE    DEFICIT         TOTAL
BALANCES, January 1, 1994                   -     $      -   1,310,833   $13,108   $3,258,422  $ (3,784,626)   $ (513,096)

RECLASSIFICATION OF REDEEMABLE
 CUMULATIVE PREFERRED STOCK           264,000        2,640                          1,198,560                   1,201,200

ISSUANCE OF COMMON STOCK TO
 PREFERRED STOCKHOLDERS                                         45,275       453         (453)

STOCK OPTIONS ISSUED FOR SERVICES                                                      63,600                      63,600

SALE OF COMMON STOCK, less related
  expenses                                                   1,515,102    15,151    6,190,822                   6,205,973

NET LOSS                                                                                         (1,133,769)   (1,133,769)
                                    -------------------------------------------------------------------------------------
BALANCES, December 31, 1994           264,000        2,640   2,871,210    28,712   10,710,951    (4,918,395)    5,823,908

COMMON STOCK ISSUED IN EXCHANGE FOR
 INTANGIBLE ASSETS                                             500,000     5,000    2,495,000                   2,500,000

SALE OF COMMON STOCK, less related
  expenses                                                     862,666     8,627    8,818,653                   8,827,280

NET INCOME                                                                                          371,024       371,024
                                    -------------------------------------------------------------------------------------
BALANCES, December 31, 1995           264,000     $  2,640   4,233,876 $  42,339 $ 22,024,604  $ (4,547,371)  $17,522,212
                                    =====================================================================================





See accompanying notes to financial statements                              F-5

STRATASYS, INC.


STATEMENTS OF CASH FLOWS




========================================================================================================================
YEARS ENDED DECEMBER 31,                                                                     1995              1994
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                                 $        371,024  $     (1,133,769)
  Adjustments to reconcile net income (loss) to
   net cash used in operating activities:
    Depreciation and amortization                                                            226,734            92,239
    Amortization of intangibles                                                              213,362            12,488
    Bad debts                                                                                111,154            20,000
    Amortization of discounts on marketable securities                                       (18,798)
    Stock options issued for services                                                                           63,600
    Depreciated cost of machinery and equipment sold
     and included in cost of sales                                                            40,768
    Increase (decrease) in cash attributable to changes
     in assets and liabilities:
      Accounts receivable                                                                 (2,001,074)         (465,854)
      Inventories                                                                           (460,447)         (210,105)
      Prepaid expenses                                                                       (85,735)           21,685
      Accounts payable and other current liabilities                                         940,957           519,245
      Unearned maintenance revenues                                                          256,248           115,322
                                                                                    -----------------------------------
NET CASH USED IN OPERATING ACTIVITIES                                                       (405,807)         (965,149)
                                                                                    -----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Payments for deposits, net                                                                 (29,056)         (336,412)
  Payments for intangible assets                                                          (1,215,212)          (16,212)
  Acquisition of property and equipment                                                     (683,389)         (143,321)
  Proceeds from sale of machinery and equipment                                               58,264
  Proceeds from sale of marketable securities                                              6,349,743
  Acquisition of marketable securities                                                   (12,639,993)
                                                                                    -----------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                                     (8,159,643)         (495,945)
                                                                                    -----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of common stock                                                       8,827,280         6,205,973
  Repayments of notes payable                                                                                 (600,000)
  Repayments of obligations under capital leases                                            (170,983)          (46,591)
                                                                                    -----------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                  8,656,297         5,559,382
                                                                                    -----------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                     90,847         4,098,288

CASH AND CASH EQUIVALENTS, beginning of year                                               4,635,209           536,921
                                                                                    -----------------------------------
CASH AND CASH EQUIVALENTS, end of year                                              $      4,726,056  $      4,635,209
                                                                                    ===================================





See accompanying notes to financial statements.                              F-6

STRATASYS, INC.


STATEMENTS OF CASH FLOWS





=======================================================================================================================
YEARS ENDED DECEMBER 31,                                                                     1995             1994
-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION, cash paid during the year for interest                               $         50,404  $         73,315
                                                                                    ===================================

SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
     Machinery and equipment acquired under capital
      lease obligations                                                             $        361,912  $        134,866
                                                                                    ===================================

     Issuance of common stock in exchange for
      intangible assets                                                             $      2,500,000  $          -
                                                                                    ===================================





See accompanying notes to financial statements.                              F-7

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





 1.      NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES             Operations

                                          Stratasys, Inc. (the "Company")
                                          develops, manufactures and markets a
                                          family of rapid prototyping systems
                                          (RPS) and devices that permit
                                          engineers and designers to create
                                          physical models and prototypes, made
                                          of various materials, utilizing three
                                          dimensional Computer Aided Design
                                          ("3D CAD") files at a CAD
                                          workstation.  The Company sells these
                                          devices worldwide.

                                          Fair Value of Financial Instruments

                                          The fair value of the Company's assets
                                          and liabilities, which qualify as
                                          financial instruments under Statement
                                          of Financial Accounting Standards
                                          (SFAS) No. 107, "Disclosures about
                                          Fair Value of Financial Instruments,"
                                          approximates the carrying amounts
                                          presented in the balance sheet.

                                          Cash Equivalents

                                          Cash equivalents include all highly
                                          liquid instruments having a maturity
                                          of less than three months from the
                                          purchase date.  Cash equivalents
                                          include a U.S. Treasury money market
                                          account.

                                          Marketable Securities

                                          The Company records its marketable
                                          securities in accordance with SFAS
                                          No. 115, "Accounting for Certain
                                          Investments in Debt and Equity
                                          Securities."  Marketable securities
                                          have been categorized as available
                                          for sale and, as a result, are stated
                                          at fair value.  Realized gains or
                                          losses are determined on the specific
                                          identification method and are
                                          reflected in income.

                                          Inventories

                                          Inventories are stated at the lower of
                                          cost, on the first in, first out
                                          method, or market.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





 1.      NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES
          (CONTINUED)                     Impairment of Long-Lived Assets

                                          The Company periodically assesses the
                                          recoverability of the carrying
                                          amounts of long-lived assets,
                                          including intangible assets.  A loss
                                          is recognized when expected
                                          undiscounted future cash flows are
                                          less than the carrying amount of the
                                          asset.  The impairment loss is the
                                          difference by which the carrying
                                          amount of the asset exceeds its fair
                                          value.

                                          Property and Equipment

                                          Property and equipment is stated at
                                          cost.

                                          Depreciation and Amortization

                                          Depreciation and amortization is
                                          computed using the straight line
                                          method over the estimated useful
                                          lives of the assets ranging from 3- 5
                                          years.

                                          Intangible Assets

                                          Intangible assets are being amortized
                                          over their estimated useful lives by
                                          the straight line method as follows:

                                               RPS Technology                                           11 years
                                               Capitalized software development costs                    3 years
                                               Patents                                                  17 years
                                               Copyrights and licensed internal code                     5 years

                                          The costs of software development,
                                          including significant product
                                          enhancements, incurred subsequent to
                                          establishing technological
                                          feasibility have been capitalized in
                                          accordance with SFAS No. 86,
                                          "Accounting for the Costs of Computer
                                          Software to be Sold, Leased or
                                          Otherwise Marketed."  Costs incurred
                                          prior to establishment of
                                          technological feasibility are charged
                                          to research and development expense.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





 1.      NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES
          (CONTINUED)                     Unearned Maintenance Revenues

                                          Maintenance revenues are amortized
                                          over the term of the related
                                          maintenance contracts, principally one
                                          year.

                                          Revenue Recognition

                                          The Company recognizes revenues from
                                          the sale of RPS machines when
                                          shipped.

                                          Software revenues are recorded based
                                          on Statement of Position 91-1 (SOP
                                          91-1), "Software Revenue Recognition,"
                                          which provides for recognizing
                                          revenues from software product sales
                                          when a non- cancelable license
                                          agreement has been signed, the product
                                          has been delivered, all significant
                                          obligations have been satisfied and
                                          collectibility of the receivable is
                                          certain.  The Company sells its
                                          software as an integral part of the
                                          RPS machines.

                                          Service revenues, excluding
                                          maintenance contracts, are recognized
                                          at the time the services are
                                          performed.

                                          Research and Development Costs

                                          In accordance with SFAS No. 2,
                                          "Accounting for Research and
                                          Development Costs," expenditures for
                                          research, development and engineering
                                          of products and manufacturing
                                          processes are expensed as incurred.


                                          Income Taxes

                                          The Company complies with SFAS No.
                                          109, "Accounting for Income Taxes,"
                                          which requires an asset and liability
                                          approach to financial reporting of
                                          income taxes.  Deferred income tax
                                          assets and liabilities are computed
                                          annually for differences between
                                          financial statement and tax bases of
                                          assets and liabilities that will
                                          result in taxable or deductible
                                          amounts in the future, based on
                                          enacted tax laws and rates applicable
                                          to the periods in which the
                                          differences are expected to effect
                                          taxable income.  Valuation allowances
                                          are established, when necessary, to
                                          reduce the deferred income tax assets
                                          to the amount expected to be realized.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





 1.      NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES
          (CONTINUED)                     Income (Loss) Per Common and Common
                                          Equivalent Share

                                          Income (loss) per common and common
                                          equivalent share is based upon the
                                          net income (loss) divided by the
                                          weighted average number of common and
                                          common equivalent shares outstanding.
                                          Common equivalent shares include
                                          convertible preferred stock, stock
                                          options and warrants, if dilutive.
                                          The 1995 fully diluted weighted
                                          average number of common and common
                                          equivalent shares outstanding assumes
                                          shares issued from the exercise of
                                          stock options and warrants to have
                                          been outstanding for the full year.
                                          In 1994, common equivalent shares
                                          were anti-dilutive and were deemed
                                          not to be converted or exercised, and
                                          therefore not considered in the
                                          computation of loss per common and
                                          common equivalent share.  All shares
                                          and per share data have been restated
                                          to give effect to the stock split
                                          (see Note 15).

                                          Use of Estimates

                                          The preparation of financial
                                          statements in conformity with
                                          generally accepted accounting
                                          principles requires management to make
                                          estimates and assumptions that affect
                                          the reported amounts of assets and
                                          liabilities and disclosure of
                                          contingent assets and liabilities at
                                          the date of the financial statements
                                          and the reported amounts of revenues
                                          and expenses during the reporting
                                          period.  Actual results could differ
                                          from those estimates.

                                          Reclassifications

                                          Certain items have been reclassified
                                          in 1994 to conform to the 1995
                                          presentation.

2.      ACQUISITION OF ASSETS             On January 1, 1995, the Company
                                          purchased from IBM intangible and
                                          other assets relating to a RPS.  At
                                          the acquisition date, the RPS was
                                          both technologically and economically
                                          feasible.  The Company paid $342,813
                                          in cash, including related
                                          acquisition costs of $57,528 and
                                          issued 500,000 shares of restricted
                                          common stock with an ascribed value
                                          of $2,500,000 ($5 per share).
                                          Additionally, the Company entered
                                          into a capital lease for the
                                          acquisition of office furniture and
                                          equipment.  The lease provides for
                                          quarterly payments in varying amounts
                                          through September 1999, totaling
                                          $214,715. The Company has recorded
                                          office furniture and equipment, and
                                          the related capital lease obligation,
                                          at $184,714, reflecting a discount of
                                          the payments at an interest rate of
                                          10%.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





 2.      ACQUISITION OF ASSETS
          (CONTINUED)                     The purchase price of the intangible
                                          assets has been allocated as follows:

                                               RPS Technology                                          $     2,558 532
                                               Patents                                                         213,211
                                               Patents Applications                                             14,214
                                               Copyrights and licensed internal code                            56,856
                                                                                                       ---------------
                                                                                                       $     2,842,813
                                                                                                       ===============


                                          In accordance with Accounting
                                          Principles Board Opinion (APB) 16 and
                                          APB 17, the RPS technology will be
                                          amortized over a period of eleven
                                          (11) years, which the Company
                                          believes to be the economic life of
                                          the technology.  Patents will be
                                          amortized over their remaining
                                          economic lives, and applications, if
                                          denied, will be expensed at that
                                          time.  Copyrights and internal code
                                          will be amortized over a five-year
                                          period.

                                          At December 31, 1995, the Company had
                                          not made any sales of a RPS using the
                                          technology purchased from IBM.
                                          Shipments of this product are
                                          expected to commence in 1996.  The
                                          Company is presently making
                                          improvements on the manufacturing
                                          process to reduce costs and enhance
                                          the software used in the machine to
                                          simplify its operation and to improve
                                          its quality.

                                          In accordance with SFAS No. 86, the
                                          Company capitalized $714,574 of costs
                                          incurred through December 31, 1995,
                                          relating to the enhancement of the
                                          operating software for the RPS.


3.      ACCOUNTS RECEIVABLES              At December 31, 1995 and 1994,
                                          accounts receivable included balances
                                          due from foreign entities of
                                          approximately $981,000 and $488,000,
                                          respectively.


4.       MARKETABLE SECURITIES            Marketable securities have been
                                          categorized as available for sale and
                                          are recorded in accordance with SFAS
                                          No. 115.  During 1995, the Company
                                          had no significant realized or
                                          unrealized gains or losses.

STRATASYS, INC.



NOTES TO FINANCIAL STATEMENTS





 5.      INVENTORIES                      Inventories consist of the following
                                          at December 31,:

                                                                                             1995             1994
                                               Finished goods                          $      329,040    $      86,567
                                               Work in process                                104,787           41,554
                                               Raw materials                                  473,492          318,751
                                                                                       -------------------------------
                                                                                       $      907,319    $     446,872
                                                                                       ===============================



 6.      PROPERTY AND EQUIPMENT           Property and equipment consists of
                                          the following at December 31,:

                                                                                             1995             1994
                                               Machinery and equipment                $       338,911  $       207,444
                                               Computer equipment and
                                                software                                      336,096           90,633
                                               Office equipment                               110,194           58,290
                                               Leasehold improvements                         137,331           10,866
                                               Equipment under capital leases                 586,549          224,637
                                                                                      --------------------------------
                                                                                            1,509,081          591,870
                                               Accumulated depreciation
                                                and amortization (including
                                                $150,953 in 1995 and $101,901
                                                in 1994 under capital leases)                 396,753          199,077
                                                                                      --------------------------------
                                                                                      $     1,112,328  $       392,793
                                                                                      ================================


 7.      INTANGIBLE ASSETS                Intangible assets consist of the
                                          following at December 31,:

                                                                                             1995             1994
                                               RPS Technology                         $     2,558,532  $          -
                                               Capitalized software
                                                development costs                           1,138,499
                                               Patents                                        376,609           72,471
                                               Copyrights and licensed
                                                internal code                                  56,586
                                               Other                                           11,441           11,441
                                                                                      --------------------------------
                                                                                            4,141,667           83,912
                                               Accumulated amortization                       230,977           17,615
                                                                                      --------------------------------
                                                                                      $     3,910,690  $        66,297
                                                                                      ================================

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





 7.      INTANGIBLE ASSETS
          (CONTINUED)                     At December 31, 1995,  capitalized
                                          computer software development costs
                                          were not amortized since the products
                                          were not available for general
                                          release to customers.

                                          Included in research and development
                                          costs for the years ended December
                                          31, 1995 and 1994 are computer
                                          software development expenditures of
                                          $89,168 and $481,803, respectively.

 8.      ACCOUNTS PAYABLE AND
          OTHER CURRENT
          LIABILITIES                     Accounts payable and other current
                                          liabilities consist of the following
                                          at December 31,:

                                                                                             1995             1994
                                               Trade                                  $       905,707  $       529,557
                                               Compensation and related
                                                benefits                                      466,968          123,259
                                               Reserve for warranty expenses                  149,803           10,800
                                               Other                                          139,039           56,944
                                                                                      --------------------------------
                                                                                      $     1,661,517  $       720,560
                                                                                      ================================


 9.      OBLIGATIONS UNDER
          CAPITAL LEASES                  Aggregate minimum lease payments for
                                          obligations under capital leases in
                                          the years subsequent to December 31,
                                          1995 are as follows:

                                               YEAR ENDING DECEMBER 31,
                                                         1996                                          $       193,329
                                                         1997                                                  164,767
                                                         1998                                                   29,547
                                                         1999                                                    1,680
                                                                                                       ---------------
                                               Total minimum lease payments                                    389,323
                                               Less amounts representing interest                               49,354
                                                                                                       ---------------
                                               Present value of minimum lease payments                         339,969
                                               Less current portion                                            157,449
                                                                                                       ---------------
                                                                                                       $       182,520
                                                                                                       ===============

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





10.      INCOME TAXES                     The tax effects of principal
                                          temporary differences are shown in
                                          the following table at December 31,:

                                                                                             1995              1994
                                               Net operating loss
                                                carryforwards                         $     1,475,000  $     1,895,000
                                               Depreciation                                   (92,000)         (44,000)
                                               Amortization                                    12,000             -
                                               Allowance for doubtful accounts                 53,000            8,000
                                               Reserve for warranty expenses                   60,000             -
                                               Federal minimum tax credit
                                                carryforwards                                   7,000             -
                                               Research and development tax
                                                credit carryforwards                          295,000             -
                                                                                      --------------------------------
                                                                                            1,810,000        1,859,000
                                               Valuation allowance for
                                                deferred tax asset                         (1,810,000)      (1,859,000)
                                                                                      --------------------------------
                                                                                      $          -     $          -
                                                                                      ================================

                                          The net deferred tax asset included
                                          the following amounts of deferred tax
                                          assets and liabilities at December
                                          31,:

                                                                                             1995             1994
                                               Deferred tax assets                    $     1,902,000  $     1,903,000
                                               Deferred tax liabilities                       (92,000)         (44,000)
                                               Valuation allowances for
                                                deferred tax asset                         (1,810,000)      (1,859,000)
                                                                                      ---------------------------------
                                               Net deferred tax asset                 $         -      $          -
                                                                                      =================================

                                          At December 31, 1995, the Company had
                                          federal and state net operating loss
                                          carryforwards of approximately
                                          $3,760,000 and $4,040,000,
                                          respectively, which can be utilized
                                          against future taxable income and
                                          expire in various years through the
                                          year 2009.

                                          At December 31, 1995, the Company had
                                          research and development tax credit
                                          carryforwards of approximately
                                          $295,000, which can be utilized
                                          against future federal income tax and
                                          expire in various years through 2010.

                                          The components of current income tax
                                          expense for the year ended December
                                          31, 1995 are as follows:

                                               State and other                                         $        23,000
                                                                                                       ===============

STRATASYS, INC.



NOTES TO FINANCIAL STATEMENTS





 10.     INCOME TAXES
          (CONTINUED)                     A reconciliation of income tax
                                          expense to the federal statutory rate
                                          is as follows for the years ended
                                          December 31,:

                                                                                                 1995            1994
                                               Federal statutory rate                            34.0  %        (34.0) %

                                               State income tax (credit)                          5.8            (6.5)

                                               Net operating loss
                                                carryforwards (utilized)                        (34.0)           40.5
                                                                                            ----------------------------
                                               Effective income tax rate                          5.8  %          0.0  %
                                                                                            ============================


 11.     RELATED PARTY TRANSACTION        In April 1995, the Company entered
                                          into a two-year consulting agreement
                                          with a director of the Company,
                                          pursuant to which the director is to
                                          provide marketing and technical
                                          consulting services.  In
                                          consideration for these services, the
                                          director receives on a per project
                                          basis, up to $5,000 per month.
                                          During 1995, the Company incurred
                                          consulting fees relating to this
                                          agreement of $55,000.  In addition,
                                          the director received non-qualified
                                          stock options, pursuant to Plan 3
                                          (see Note 14), to purchase 15,000
                                          shares of the Company's common stock
                                          at an exercise price of $6.81 per
                                          share. The options expire on April 1,
                                          2000.


 12.     COMMITMENTS                      The Company leases its facilities
                                          under leases which expire between
                                          February 1998 and July 1999.

                                          Aggregate future minimum annual rental
payments are as follows:

                                               YEAR ENDING DECEMBER 31,
                                                       1996                                            $      211,000
                                                       1997                                                   241,000
                                                       1998                                                   166,000
                                                       1999                                                    31,000

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS






 12.     COMMITMENTS (CONTINUED)          Rent expense for the years ended
                                          December 31, 1995 and 1994 was
                                          approximately $222,000 and $68,000,
                                          respectively.

                                          The Company entered into a three-year
                                          employment agreement, effective
                                          October 20, 1994, with an officer
                                          providing for minimum annual salary
                                          of $85,000.  In August 1995, the
                                          Board of Directors approved an
                                          increase of the minimum annual salary
                                          to $95,000.

 13.     PREFERRED STOCK                  In connection with the public
                                          offering (see Note 15), the preferred
                                          stockholder amended the preferred
                                          stock agreement to forfeit the rights
                                          to mandatory redemption, and the
                                          rights to all unpaid and future
                                          dividends.  In connection with this
                                          transaction, the preferred
                                          stockholder was issued 32,339 shares
                                          of common stock and converted its
                                          common stock purchase warrants into
                                          12,936 shares of common stock.  In
                                          the event of liquidation, the
                                          preferred stockholder will receive
                                          $1,201,200, the original purchase
                                          price paid for the preferred stock.

                                          The preferred stock is convertible
                                          into the Company's common stock at
                                          $3.17 per share (equivalent to a
                                          conversion rate of 1.43726 shares of
                                          common stock for each share of
                                          preferred stock).


14.      STOCK OPTIONS AND
          WARRANTS In October 1990, the Company adopted the Stratasys, Inc. Employee Stock Option Plan #1 (Plan 1), which expires April 19, 2001. The total number of shares of common stock which may be purchased by granting of options is 100,608 shares, all of which have been granted. Options to purchase 34,062 shares of common stock have been exercised, of which 29,750 were exercised in 1995.

                                          Under the amended and restated
                                          Stratasys, Inc. 1994 Stock Plan (Plan
                                          2), adopted in August 1994, all of
                                          the options, authorized under Plan 2,
                                          to purchase 199,392 shares of common
                                          stock have been granted.  In 1995,
                                          options to purchase 574 shares of
                                          common stock under Plan 2 were
                                          exercised.

                                          In December 1994, the Stratasys, Inc.
                                          1994 -2 Stock Plan (Plan 3) was
                                          adopted to grant options to purchase
                                          500,000 shares of the Company's
                                          common stock.  Since its adoption,
                                          options to purchase an aggregate of
                                          395,538 shares of common stock have
                                          been granted and options to purchase
                                          12,000 shares were exercised in 1995.

                                          All options for the above plans were
                                          granted at a price not less than the
                                          fair market value of the Company's
                                          common stock at dates of grant,
                                          except as noted below.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





 14.     STOCK OPTIONS AND
          WARRANTS (CONTINUED)            During 1994, the Company granted
                                          options under Plan 3 to purchase
                                          12,000 shares of common stock at a
                                          price of $.01 per share, in exchange
                                          for services provided by a
                                          consultant.  The difference between
                                          the fair market value of the shares
                                          under option and the option price,
                                          was $63,600, and was charged to
                                          operations.

                                          In May 1995, the Company entered into
                                          a consulting agreement which granted
                                          the consultant non-qualified stock
                                          options to purchase 50,000 shares of
                                          common stock at an exercise price of
                                          $7.00 per share, which options were
                                          immediately exercisable and expire
                                          two years from the date of issue.  In
                                          July 1995, the agreement was amended
                                          providing for the grant of options to
                                          purchase an additional 35,000 shares
                                          of common stock, at an exercise price
                                          of $12.00 per share.  These options
                                          were immediately exercisable and
                                          expire two years from the date of
                                          issue.  The option price per share
                                          for both grants was not less than the
                                          fair market value of the Company's
                                          common stock at the date of grant.

                                          Information relating to all stock
                                          options during 1995 and 1994 is as
                                          follows:

                                                                                                  OPTION PRICE
                                                                                  NUMBER      PER SHARE       TOTAL
                                                                               OF SHARES       AVERAGE        PRICE
                                               Shares under option
                                                at January 1, 1994                91,985     $     1.59   $    146,256

                                               Granted in 1994                   321,804           5.15      1,658,594
                                                                             ------------------------------------------
                                               Shares under option
                                                at December 31, 1994             413,789           4.36      1,804,850

                                               Granted in 1995                   362,437          18.23      6,607,691

                                               Exercised in 1995                 (42,324)          1.21        (51,051)
                                                                             ------------------------------------------
                                               Shares under option
                                                at December 31, 1995             733,902     $    11.39   $  8,361,490
                                                                             ==========================================
                                               Shares exercisable at
                                                December 31, 1995                406,121     $    10.16   $  4,127,944
                                                                             ==========================================

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





 14.   STOCK OPTIONS AND
        WARRANTS (CONTINUED)              Former noteholders and the placement
                                          agent received warrants to purchase
                                          up to 129,353 shares of the Company's
                                          common stock at $5.80 per share.  The
                                          warrants expire on November 12, 1998.

                                          In June 1994, the Company entered into
                                          a consulting agreement which provided
                                          for the consultant to receive
                                          warrants to purchase up to 250,000
                                          shares of the Company's common stock
                                          at $3.00 per share and an additional
                                          150,000 shares of the Company's
                                          common stock at $8.00 per share.  The
                                          warrants expire seven years from the
                                          date of issue which was October 28,
                                          1994.

                                          In October 1994, in connection with
                                          the public offering, the underwriter
                                          purchased warrants to acquire up to
                                          120,000 shares of the Company's
                                          common stock at $7.50 per share.  The
                                          warrants will expire five years from
                                          the date of issue.

                                          In August 1995, the Company issued, in
                                          connection with the sale of the
                                          Company's common stock, warrants to
                                          purchase 67,067 shares of the
                                          Company's common stock at an exercise
                                          price of $18.00 per share.  The
                                          warrants expire July 31, 1998.

                                          In November 1995, the Company issued,
                                          in connection with the sale of the
                                          Company's common stock, warrants to
                                          purchase 78,710 and 39,355 shares of
                                          the Company's common stock at $21.00
                                          and $14.00 per share, respectively.
                                          The warrants expire November 3, 1998
                                          and February 29, 1996, respectively,
                                          the latter having been extended from
                                          the original January 31, 1996
                                          expiration date.  The placement agent
                                          received warrants to purchase 39,355
                                          shares of the Company's common stock,
                                          at an exercise price of $14.00 per
                                          share. The warrants become
                                          exercisable on November 3, 1996 and
                                          expire five years from date of issue.
                                          The Company, as part of a finder's
                                          fee, issued to a broker-dealer
                                          warrants to purchase 25,000 shares of
                                          the Company's common stock at $14.00
                                          per share.  The warrants become
                                          exercisable on November 3, 1996 and
                                          expire five years from date of issue.

                                          In November 1995, the Company, as part
                                          of a facility lease agreement, issued
                                          to a landlord warrants to purchase
                                          5,000 shares of the Company's common
                                          stock at $15.38 per share and expire
                                          five years from date of issue.

STRATASYS, INC.


NOTES TO FINANCIAL STATEMENTS





 14.   STOCK OPTIONS AND
        WARRANTS (CONTINUED)              Information relating to all warrants
                                          During 1995 and 1994 is as follows:

                                                                                                  WARRANT PRICE
                                                                                 NUMBER       PER SHARE       TOTAL
                                                                               OF SHARES       AVERAGE        PRICE
                                               Shares under warrants
                                                at January 1, 1994               129,353     $     5.80   $    750,247

                                               Granted in 1994                   520,000           5.48      2,850,001
                                                                             ------------------------------------------
                                               Shares under warrants
                                                at December 31, 1994             649,353           5.54      3,600,248

                                               Granted in 1995                   254,487          17.25      4,388,956

                                               Exercised in 1995                  (4,792)          5.80        (27,794)
                                                                             -------------------------------------------
                                               Shares under warrants
                                                at December 31, 1995             899,048     $     8.86   $  7,961,410
                                                                             ===========================================
                                               Shares exercisable at
                                                December 31, 1995                834,693     $     8.46   $  7,060,440
                                                                             ===========================================



15.    COMMON STOCK                       The Company's certificate of
                                          incorporation was amended in July
                                          1994 to increase the number of
                                          authorized shares of common stock to
                                          5,000,000.  In August 1994, the
                                          Company had a stock split, and issued
                                          1.43726 shares for each share of the
                                          Company's common stock outstanding.
                                          Accordingly, all numbers of common
                                          shares and per share data have been
                                          restated to reflect the stock split.

                                          Between July and September 1994, the
                                          Company sold 135,102 shares of its
                                          common stock for $470,000.

                                          On October 20, 1994, the Company
                                          completed a public offering for the
                                          sale of 1,380,000 shares of its
                                          common stock at $5.00 per share for
                                          the aggregate proceeds (net of
                                          discounts, commissions, and expenses)
                                          of approximately $5,736,000.

                                          In May 1995, the Company's Certificate
                                          of Incorporation was amended to
                                          increase the number of authorized
                                          shares of common stock to 8,000,000.

STRATASYS, INC.



NOTES TO FINANCIAL STATEMENTS





15.    COMMON STOCK (CONTINUED)           During 1995, the Company sold 815,550
                                          shares of its common stock,
                                          privately, for aggregate proceeds
                                          (net commissions and expenses) of
                                          approximately $8,748,000.  In
                                          connection with some of the sales of
                                          its common stock the Company issued
                                          warrants (see Note 14).

                                          During 1995, stock options to purchase
                                          42,324 shares of the Company's common
                                          stock were exercised with proceeds to
                                          the Company of approximately $51,000.
                                          In addition, warrants to purchase
                                          4,792 shares of the Company's common
                                          stock were exercised with proceeds to
                                          the Company of approximately $28,000.

16.    FOREIGN SALES                      Export sales were as follows for the
                                          years ended December 31,:

                                                                                             1995              1994
                                               Canada                               $        493,000  $           -
                                               Europe                                      3,098,000         1,080,000
                                               Asia                                        1,302,000           200,000
                                               Africa                                         75,000           164,000
                                               Australia                                     112,000
                                                                                    ----------------------------------
                                                                                    $      5,080,000  $      1,444,000
                                                                                    ==================================



17.    CONCENTRATION OF CREDIT
        RISK                              The Company's cash, including a U.S.
                                          Treasury money market account of
                                          $4,637,403, is maintained in a
                                          financial institution, and at times
                                          exceeds the Federal Deposit Insurance
                                          Corporation coverage of $100,000.
                                          Management regularly monitors the
                                          financial condition of the financial
                                          institution in order to keep the
                                          potential risk to a minimum.


18.    SUBSEQUENT EVENT                   In 1996, the holder of the preferred
                                          stock converted all 264,000 shares of
                                          the Company's preferred stock (see
                                          Note 13) into 379,437 shares of the
                                          Company's common stock.

                                          In 1996, the Company issued
                                          approximately 174,000 shares of the
                                          Company's common stock, upon the
                                          exercise of stock options and
                                          warrants, for aggregate proceeds of
                                          approximately $1,500,000.


ITEM 1. FINANCIAL STATEMENTS

STRATASYS, INC.

BALANCE SHEETS


                                                                 JUNE 30,         DECEMBER 31,
                                                                   1996              1995
                                                                (UNAUDITED)        (AUDITED)
                                                               ------------      ------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                  $  3,792,249      $  4,726,056
    Marketable securities                                         6,409,550         6,309,048
    Accounts receivable, less allowance for doubtful
       accounts of $130,000 in 1996 and 1995                      4,856,510         2,769,010
    Inventories                                                   2,240,368           907,319
    Prepaid expenses                                                203,524           119,423
                                                               ------------      ------------
        Total current assets                                     17,502,201        14,830,856
                                                               ------------      ------------

MACHINERY AND EQUIPMENT, less
    accumulated depreciation                                      1,411,042         1,112,328
                                                               ------------      ------------

OTHER ASSETS
    Deposits                                                         52,124            41,124
    Intangible assets                                             4,272,840         3,910,960
                                                               ------------      ------------
                                                                  4,324,964         3,952,084
                                                               ------------      ------------

                                                               $ 23,238,207      $ 19,895,268
                                                               ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Obligations under capitalized leases, current portion      $    145,493      $    157,449
    Accounts payable and other current liabilities                2,240,846         1,661,517
    Unearned maintenance revenue                                    649,684           371,570
                                                               ------------      ------------
        Total current liabilities                                 3,036,023         2,190,536
                                                               ------------      ------------

OBLIGATIONS UNDER CAPITALIZED LEASES, less current portion          112,123           182,520
                                                               ------------      ------------

STOCKHOLDERS' EQUITY
   Preferred stock, Series A, voting, $.01 par value,
     authorized, issued and outstanding 264,000 shares                                  2,640
  Common Stock, $.01 par value, authorized 15,000,000
     shares,  issued and outstanding 5,288,424 shares
     in 1996 and 4,233,876 shares in 1995                            52,884            42,339
   Capital in excess of par value                                25,947,474        22,024,604
   Accumulated deficit                                           (3,964,297)       (4,547,371)
   Notes due on common stock purchases                           (1,946,000)
                                                               ------------      ------------
        Total Stockholders' Equity                               20,090,061        17,522,212
                                                               ------------      ------------

                                                               $ 23,238,207      $ 19,895,268
                                                               ============      ============

See notes to financial statements.


STRATASYS, INC.

STATEMENTS OF OPERATIONS


                                              THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                              ---------------------------        -------------------------
                                                1996             1995             1996             1995
                                             (UNAUDITED)      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
                                             -----------      -----------      -----------      -----------
SALES                                        $ 5,316,879      $ 2,128,003      $ 8,069,344      $ 3,819,099

COST OF GOODS SOLD                             1,870,301          824,283        2,778,704        1,448,896
                                             -----------      -----------      -----------      -----------

GROSS PROFIT                                   3,446,578        1,303,720        5,290,640        2,370,203

COSTS AND EXPENSES
     Research and development                    843,246          513,161        1,436,267          951,767
     Selling, general and administrative       2,141,540          868,030        3,517,991        1,653,609
                                             -----------      -----------      -----------      -----------
                                               2,984,786        1,381,191        4,954,258        2,605,376
                                             -----------      -----------      -----------      -----------

OPERATING INCOME (LOSS)                          461,792          (77,471)         336,382         (235,173)
                                             -----------      -----------      -----------      -----------

OTHER INCOME (EXPENSE)
     Interest income                             119,888           43,163          265,384           93,383
     Interest expense                             (8,769)         (24,999)         (18,692)         (31,095)
                                             -----------      -----------      -----------      -----------
                                                 111,119           18,164          246,692           62,288
                                             -----------      -----------      -----------      -----------

NET INCOME (LOSS)                            $   572,911      $   (59,307)     $   583,074      $  (172,885)
                                             ===========      ===========      ===========      ===========

EARNINGS (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE
        Primary                              $      0.10      $     (0.02)     $      0.11      $     (0.05)
                                             ===========      ===========      ===========      ===========
        Fully diluted                        $      0.10      $     (0.02)     $      0.10      $     (0.05)
                                             ===========      ===========      ===========      ===========

WEIGHTED AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES OUTSTANDING
        Primary                                5,669,015        3,393,534        5,495,771        3,382,434
                                             ===========      ===========      ===========      ===========
        Fully diluted                          5,725,264        3,393,534        5,659,117        3,382,434
                                             ===========      ===========      ===========      ===========

See notes to financial statements.


STRATASYS, INC.

STATEMENTS OF CASH FLOWS


                                                                           SIX MONTHS ENDED JUNE 30,
                                                                           -------------------------
                                                                            1996             1995
                                                                         (UNAUDITED)      (UNAUDITED)
                                                                         -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                      $   583,074      $  (172,885)

  Adjustments to reconcile net income (loss) to net
     cash used in operating activities:
        Depreciation and amortization                                        181,358           99,043
        Amortization of intangibles and other assets                         232,129           96,635
        Bad debts                                                                              32,100
        Increase (decrease) in cash attributes to
          changes in assets and liabilities
            Accounts receivable                                           (2,087,500)        (569,570)
            Inventory                                                     (1,333,049)        (118,849)
            Prepaid expenses                                                 (84,101)         (21,510)
            Accounts payable and other current liabilities                   579,329           61,447
            Advance deposits from customers                                                       500
            Unearned maintenance revenue                                     278,114           73,757
                                                                         -----------      -----------

NET CASH USED IN OPERATING ACTIVITIES                                     (1,650,646)        (519,332)
                                                                         -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of marketable securities                                      (100,502)
  Proceeds from the sale of machinery and equipment                                            40,775
  Acquisition of machinery and equipment                                    (480,072)        (363,363)
  Payments of deposits, net                                                  (11,000)         (14,518)
  Payments for intangible assets                                            (594,009)        (580,075)
                                                                         -----------      -----------

NET CASH USED IN INVESTING ACTIVITIES                                     (1,185,583)        (917,181)
                                                                         -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Repayments of obligations under capitalized leases                         (82,353)         (82,817)
  Proceeds from the sale of common stock                                   1,984,775          522,666
                                                                         -----------      -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                  1,902,422          439,849
                                                                         -----------      -----------

NET DECREASE IN CASH                                                        (933,807)        (996,664)

CASH AND CASH EQUIVALENTS, beginning of period                             4,726,056        4,635,209
                                                                         -----------      -----------

CASH AND CASH EQUIVALENTS, end of period                                 $ 3,792,249      $ 3,638,545
                                                                         ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION,
    cash paid during the period for interest                             $    18,692      $    31,095
                                                                         ===========      ===========

SUPPLEMENTAL SCHEDULES OF  NONCASH INVESTING
 AND FINANCING ACTIVITIES
   During the six months ended June 30, 1996, the Company
     issued common stock in exchange for note receivables                $ 1,946,000      $      --
                                                                         ===========      ===========

   During the six months ended June 30, 1996, the Company
     issued common stock in exchange for preferred stock outstanding     $     3,794      $      --
                                                                         ===========      ===========

   During the six months ended June 30, 1995, the
     Company ender into capital lease agreements
     for the acquisition of machinery and equipment                      $      --        $   363,602
                                                                         ===========      ===========

   During the six months ended June 30, 1995, the Company
     issued common stock for the acquisition of intangible assets        $      --        $ 2,500,000
                                                                         ===========      ===========

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

     Note 1 -- Basis of Presentation

     The financial information herein is unaudited; however, such information reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period. The results of operations for the three months ended June 30, 1996 and the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year. Certain financial information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The reader is referred to the audited financial statements and notes thereto for the year ended December 31, 1995, filed as part of the Company's Annual Report on Form 10-KSB for such year.

     Note 2 -- Common Stock

     In January 1996, the Company's sole preferred stockholder converted all 264,000 issued and outstanding shares of the Company's preferred stock into 379,437 shares of its common stock.

     In the six months ended June 30, 1996, the Company received net proceeds of approximately $1,985,000 from the exercise of 198,450 warrants at prices ranging from $5.80 to $18.00 per share and 76,661 options at prices ranging from $1.59 to $7.00 per share.

     In May 1996, the Company issued 400,000 shares of the Company's common stock upon exercise of warrants at prices ranging from $3.00 to $8.00 per share, and in lieu of cash, the Company received notes for the exercise price of the stock plus interest at a rate of prime plus 5%. The notes are collaterized by 50% of the shares issued. Subsequent to June 30, 1996, these notes have been fully paid.


      Note 3--- Facility

     In March 1996, the Company took possession of 4,752 square feet of additional office and production space as part of an amended lease agreement with its present landlord. Future minimum lease payments will be increased annually by approximately $39,000. Subsequent to June 30, 1996, the Company took possession of 5,602 square feet of additional office and production space under this amended lease. Future minimum lease payments will be increased annually by approximately $41,000.

     Note 4--Subsequent Event

     Subsequent to June 30, 1996, the Company entered into a capital lease agreement for the purchase of production equipment. The lease term is for 3 years with minimum lease payments of approximately $53,000 per year.

================================================================================

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE INTO THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. SUBJECT TO ANY DUTIES AND OBLIGATIONS UNDER APPLICABLE SECURITIES LAWS TO UPDATE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN, NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                             TABLE OF CONTENTS
                                                                                Page
                                                                                ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
  The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
  The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
Market for Common Equity and
  Related Stockholder Matters . . . . . . . . . . . . . . . . . . . . . . . .    14
Management's Discussions and Analysis . . . . . . . . . . . . . . . . . . . .    15
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Directors, Executive Officers,   Promoters and Control Persons  . . . . . . .    34
Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
Principal and Selling Securityholders . . . . . . . . . . . . . . . . . . . .    40
Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . .    47
Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . . . . . . .    47
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
Amendments to Prospectus  . . . . . . . . . . . . . . . . . . . . . . . . . .    48
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-1


                               ------------------



================================================================================



                                 404,900 Shares




                                STRATASYS, INC.



                                  Common Stock



                                   PROSPECTUS




                                OCTOBER 15, 1996



================================================================================